     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1996
                                                      REGISTRATION NO. 333-03491

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                            KARRINGTON HEALTH, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

            OHIO                           8361                        31-1461482
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)      Identification Number)
        organization)

                  919 OLD HENDERSON ROAD, COLUMBUS, OHIO 43220
                                 (614) 451-5151
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------
                              ALAN B. SATTERWHITE
                            KARRINGTON HEALTH, INC.
                             919 OLD HENDERSON ROAD
                              COLUMBUS, OHIO 43220
                                 (614) 451-5151
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

            SUSAN E. BROWN, ESQ.                         FREDERICK W. KANNER, ESQ.
       VORYS, SATER, SEYMOUR AND PEASE                       DEWEY BALLANTINE
             52 EAST GAY STREET                         1301 AVENUE OF THE AMERICAS
            COLUMBUS, OHIO 43215                       NEW YORK, NEW YORK 10019-6092
               (614) 464-6323                                 (212) 259-8000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
                OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS
           OF INFORMATION REQUIRED BY THE ITEMS OF PART I OF FORM S-1

                                 FORM S-1
                          ITEM NUMBER AND CAPTION                                  PROSPECTUS CAPTION
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside  Front  Cover  and Outside  Back  Cover Pages;
                                                                   Additional Information
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal and Selling Shareholders
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the
            Registrant..........................................  Prospectus  Summary;   Risk  Factors;   History   and
                                                                   Organization;  Use  of  Proceeds;  Dividend  Policy;
                                                                   Capitalization;  Dilution;   Financial   Statements;
                                                                   Selected  Consolidated Financial  Data; Management's
                                                                   Discussion and Analysis  of Financial Condition  and
                                                                   Results   of   Operations;   Business;   Management;
                                                                   Principal   and   Selling   Shareholders;    Certain
                                                                   Transactions;    Description   of   Capital   Stock;
                                                                   Description of Certain Indebtedness; Shares Eligible
                                                                   for Future Sale; Change in Accountants
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 18, 1996


PROSPECTUS
                                3,000,000 SHARES
                            KARRINGTON HEALTH, INC.
                                 COMMON SHARES
                               ------------------

    Of the 3,000,000 Common Shares offered hereby, 2,350,000 shares are being offered by Karrington Health, Inc. (the "Company") and 650,000 Common Shares are being offered by JMAC, Inc., a principal shareholder of the Company ("JMAC" or the "Selling Shareholder"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

    Prior to this offering, there has been no public market for the Common Shares of the Company. It is currently anticipated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Shares have been approved for quotation on the Nasdaq National Market under the symbol "KARR."

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COM-MISSION
     PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS.      ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE  ATTORNEY  GENERAL  OF  THE  STATE  OF  NEW  YORK  HAS  NOT  PASSED  ON   OR
          ENDORSED  THE  MERITS OF  THIS OFFERING.  ANY REPRESENTATION
                            TO THE CONTRARY IS UNLAWFUL.

                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC         COMMISSIONS (1)       COMPANY (2)         SHAREHOLDER
Per Share                               $                   $                   $                   $
Total (3)                               $                   $                   $                   $

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $ , all of which will be paid by the Company.
(3) The Company and the Selling Shareholder each have granted to the Underwriters a 30-day option to purchase up to an additional 225,000 Common Shares on the same terms as set forth above to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds  to Selling Shareholder  will be $        , $        ,  $       and
    $      , respectively. See "Underwriting."
                            ------------------------

    The Common Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Shares
offered  hereby will be available for delivery on or about                , 1996
at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                            ------------------------

SMITH BARNEY INC.                                            J.C. BRADFORD & CO.

              , 1996

    The inside front cover of the Prospectus will contain gate-fold pictures. The first page of the gatefold is printed over a background which includes the name of the Company; a graphic representation of the Company's symbol (a flower); the words: "personal dignity," "health," "excellence," "individuality," "quality of life" and "independence"; and three pictures, two of which include residents and the third of which is of a typical Karrington residence.

    The following legend is printed at the bottom of the first gatefold page:

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The second page of the gatefold contains the Karrington symbol over the words Karrington Health and four photographs as follows: (i) a photograph of a resident over the caption "Independence"; (ii) a photograph of a resident with visitors over the caption "Quality of Life"; (iii) a photograph of two residents over the caption "Personal Dignity"; and (iv) a photograph of a private dining room in a residence over the caption "Private Dining Room."

    The third page  of the  gatefold contains the  Company's Mission  Statement:
"Dedicated to Excellence In Preserving and Enhancing Personal Dignity, Individuality, Independence and Quality of Life" and four photographs as follows: (i) a photograph of an employee with a scale over the caption "Health & Wellness"; (ii) a photograph of an ice cream parlor in a residence over the caption "Ice Cream Parlor-Specialty Alzheimer's Care Residence"; (iii) a photograph of a resident over the caption "Individuality" and (iv) a photograph of the Karrington of South Hills residence over the caption "Karrington Of South Hills, Pittsburgh, Pennsylvania, Opening Summer 1996."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  THE COMPANY

    The Company develops, owns and operates private pay, assisted living residences. Assisted living residences provide housing and care for elderly or frail individuals who, although generally ambulatory, need assistance with one or more activities of daily living, such as bathing, grooming, dressing, eating or personal hygiene.

    The Company has developed 15 residences in its target markets, six of which are open and nine of which are under construction and scheduled to open in late 1996 or the first half of 1997. These 15 residences are located in Ohio, Pennsylvania, Indiana, Colorado and New Mexico. As part of its nationwide expansion strategy, the Company has sites for 13 residences under contract in these states, as well as in Michigan and North Carolina. The Company has begun predevelopment activities in New York, Kentucky and Illinois.

    The prototypical Karrington assisted living model, which has been developed and refined by the Company since its first residence was opened in 1992, is a mansion-style residence which houses 60 to 80 residents. Each residence is typically located in a middle- to upper-income community which has a well-established population of individuals 75 years of age and older. The Karrington model combines quality housing, personal care and support services to provide a cost-effective alternative for individuals with physical frailties or cognitive disorders, such as Alzheimer's disease, who do not require the regular skilled medical services provided by nursing facilities. The Karrington model allows the Company to control development costs, maintain consistent quality and improve operational effectiveness, while also creating "brand" awareness in the Company's markets. The Company has been successful in implementing the Karrington model, with residences open for one year or more having an average occupancy rate of between 94% and 99% for the 12 months ended December 31, 1994 and 1995 and for the three months ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

    Karrington residences typically are staffed with licensed nurses on a 24-hour basis and are designed to permit residents to "age in place" within the residence as they develop further physical or cognitive frailties. The Company believes that it is able to care for individuals with higher acuity levels (i.e., those needing greater assistance with activities of daily living) than is typical in the assisted living industry.

    In addition to its own development activities, the Company has entered into a joint development relationship with Sisters of Charity Health Care System ("SCHCS"), a not-for-profit corporation of which the sole member is Catholic Health Initiatives ("CHI"). CHI is a large, not-for-profit health organization formed by the recent consolidation of Catholic Health Corporation, SCHCS and Franciscan Health Systems. CHI operates 61 hospitals and 50 long-term care facilities in 20 states and has revenues exceeding $4 billion. The Company and CHI currently intend to develop and operate assisted living residences with CHI's health care system. See "Business -- Relationship with CHI."

    By the end of 1999, the Company plans to open approximately 45 new Company-owned residences. The Company also intends to develop a significant number of jointly-owned residences with CHI, of which five are in various stages of development. In addition, the Company plans to develop and operate Karrington Place residences, which are assisted living residences specifically designed for individuals with Alzheimer's disease and other cognitive disorders, in a substantial portion of its markets. The Company estimates that newly developed residences will generally range in cost from $6.0 to 7.5 million. The Company believes the net proceeds from the offering, existing and future financing commitments and funds from operations will be sufficient to fund its development plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

    The assisted living industry has developed over the past decade to provide a cost-effective residential alternative for elderly individuals who do not require the intensive medical attention provided by a skilled nursing facility but who cannot, or choose not to, live independently due to physical frailty or cognitive disorders. The assisted living industry has estimated annual revenues of $12 billion, according to industry analysts, and includes facilities ranging from "board and care" to full-service assisted living facilities such as those operated by the Company. The number of individuals in the United States 85 years of age and older is expected to increase by approximately 43% during the 1990s, from 3.0 million in 1990 to an estimated 4.3 million in 2000, as compared to total U.S. population growth of approximately 11% during the same period. It is further estimated that approximately 57% of the population of persons over age 85 currently need assistance with activities of daily living and that more than one-half of seniors are likely to develop Alzheimer's disease or other cognitive disorders by age 85.

    The principal components of the Company's operating and growth strategy are to: (i) develop Karrington model residences in currently-served and new communities; (ii) expand joint development relationships with major health care systems across the United States; (iii) continue its focus on providing a broad range of services to higher acuity residents; and (iv) acquire residences for conversion to the Karrington model.

                                  THE OFFERING

Common Shares being offered by:
  The Company................................  2,350,000 shares (1)
  The Selling Shareholder....................  650,000 shares (1)
Common Shares outstanding after the
offering.....................................  6,700,000 shares (2)
Use of proceeds..............................  To finance the development and acquisition of additional  assisted  living  residences,  to
                                               repay certain  indebtedness  to  the  Selling
                                               Shareholder and for working capital and other
                                               general   corporate  purposes.  See  "Use  of
                                               Proceeds" and "Certain Transactions."
Nasdaq National Market symbol................  KARR

- ------------------------
(1) Excludes up to 225,000 Common Shares that may be sold by the Company and up to 225,000 Common Shares that may be sold by the Selling Shareholder pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Does not include (i) up to 225,000 Common Shares that may be sold by the Company pursuant to the Underwriters' over-allotment option and (ii) 550,000 Common Shares reserved for issuance under the Company's Incentive Stock Plan. See "Management -- Incentive Stock Plan" and "Underwriting."

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE FROM THE COMPANY AND THE SELLING SHAREHOLDER UP TO AN AGGREGATE OF 450,000 ADDITIONAL COMMON SHARES TO COVER OVER-ALLOTMENTS, IF ANY, AND (II) HAS BEEN ADJUSTED TO REFLECT THE COMPLETION OF THE REORGANIZATION TRANSACTIONS (AS DESCRIBED UNDER "HISTORY AND ORGANIZATION -- REORGANIZATION TRANSACTIONS"). REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER COLLECTIVELY TO KARRINGTON HEALTH, INC., ITS SUBSIDIARIES AND ITS PREDECESSOR ENTITIES.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 THREE MONTHS
                                                                                                                 ENDED MARCH
                                                                                      YEAR ENDED DECEMBER 31,        31,
                                                                                      ------------------------  --------------
                                                                                       1993    1994     1995     1995    1996
                                                                                      ------  -------  -------  ------  ------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Residence operations..............................................................  $2,288  $ 4,977  $ 6,220  $1,390  $1,822
  Development and project management fees...........................................      18      287      524      69     122
                                                                                      ------  -------  -------  ------  ------
    Total...........................................................................   2,306    5,264    6,744   1,459   1,944
Expenses:
  Residence operations..............................................................   1,908    3,454    4,380   1,069   1,327
  General and administrative........................................................     170      634    1,705     268     575
  Depreciation and amortization.....................................................     505      844      980     216     294
  Write-off of intangible asset.....................................................      --       --      492      --      --
                                                                                      ------  -------  -------  ------  ------
    Total...........................................................................   2,583    4,932    7,557   1,553   2,196
                                                                                      ------  -------  -------  ------  ------
Operating income (loss).............................................................    (277)     332     (813)    (94)   (252)
Interest expense....................................................................    (707)  (1,350)  (1,023)   (248)   (315)
Equity in net earnings (loss) of unconsolidated entity..............................      --      (17)    (105)    (51)     16
                                                                                      ------  -------  -------  ------  ------
Net loss............................................................................  $ (984) $(1,035) $(1,941) $ (393) $ (551)
                                                                                      ------  -------  -------  ------  ------
                                                                                      ------  -------  -------  ------  ------
Pro forma net loss per common share (1).............................................                   $  (.45)         $ (.13)
Pro forma weighted average number of common shares outstanding (in thousands) (1)...                     4,350           4,350
OTHER OPERATING DATA:
Residences (end of period) (2)
  Open or under construction........................................................       4        5       10       5      11
  Under contract....................................................................       1        2        8       2      12
Number of units (end of period) (2)
  Open or under construction........................................................     213      272      515     272     576
  Under contract....................................................................      59      128      509     128     784

                                                                                               MARCH 31, 1996
                                                                                  ----------------------------------------
                                                                                                             PRO FORMA,
                                                                                  ACTUAL   PRO FORMA (3)   AS ADJUSTED (4)
                                                                                  -------  -------------   ---------------
BALANCE SHEET DATA:
Working capital (deficit).......................................................  $(2,300)    $(2,300)         $ 1,139
Total assets....................................................................   30,252      30,252           63,557
Long-term obligations and deferred taxes, less current portion..................   21,753      22,853           21,790
Equity..........................................................................    5,290       4,190           38,558

- ------------------------
(1) Based upon the 4,350,000 pre-offering Common Shares that will be outstanding following completion of the Reorganization Transactions but prior to this offering.

(2) Includes residences jointly-owned by the Company and CHI.

(3) Adjusted to reflect the pro forma recognition of a net deferred tax liability of $1.1 million resulting from the Reorganization Transactions. See Note 10 to the Company's Consolidated Financial Statements.

(4) Adjusted to reflect the offering made hereby (assuming an initial public offering price of $16 per share) and the use of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Shares offered hereby.

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE OPERATING LOSSES

    The Company was organized in 1990 and has incurred net losses during each year since its formation. As of March 31, 1996, the cumulative net operating losses of the Company were $4.8 million. As a result of expenses incurred in conducting its development activities for new residences and start up losses that occur from the time that residences are opened until the occupancy rates of the residences have stabilized, the Company expects to incur a net loss in 1996 and expects to continue to incur such losses at least through 1997. The Company's development plan includes a significant number of new residences which may not achieve break-even results within the expected time frame, and operating expenses, development and construction costs could exceed expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPMENT ACTIVITY AND CONSTRUCTION PROCESS RISKS

    The Company's business, financial condition and results of operations could be adversely affected if the Company is not successful in achieving its development objectives. Achieving the Company's plan to open 45 new assisted living residences during the three year period ending December 31, 1999 is dependent on numerous factors, many of which the Company is unable to control or significantly influence, which could adversely affect the Company's growth. These factors include, but are not limited to: (i) locating sites for new residences at acceptable costs; (ii) obtaining proper zoning use permits, development plan approval, authorization and licensing from governmental units in a timely manner; (iii) obtaining adequate financing under acceptable terms; and (iv) relying on third-party architects and contractors and the availability and costs of labor and construction materials, as well as weather. See "Business
- -- Development."

NEED FOR ADDITIONAL FINANCING

    To achieve its development plan and growth objectives, the Company must obtain adequate financial resources. The Company estimates the net proceeds of this offering, together with its existing financing commitments, will provide adequate capital to fund the Company's development and construction activities (separate from its joint development activities with CHI) over the next 18 months, including, as part of its overall development plan, completion of its four residences under construction and the 13 residences to be developed on the sites for which the Company has purchase commitments. Additional financing may be necessary if the plan is modified or if certain assumptions of the development plan prove to be inaccurate. Even if the net proceeds of this offering are adequate to fund the Company's development activities during such period, there is no assurance the Company will generate sufficient operating cash flow during such time to fund working capital and debt service requirements. The Company expects to periodically seek additional financing through a variety of sources, including equity or debt financing, leasing, bank financing, financing from real estate investment trusts or other methods which, if equity securities are employed, may result in dilution to the Company's shareholders. There can be no assurance that future financing will be available to the Company on acceptable terms, if at all. See "-- Substantial Indebtedness," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

GOVERNMENT REGULATION

    The Company's assisted living residences are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, which requirements vary from state to state. In several states in which the Company operates or intends to operate, assisted living residences also require a certificate of need before the facility can be opened. Like other health care facilities, assisted living residences are subject to periodic survey or inspection by governmental authorities. Any failure by the Company to comply with applicable requirements could have a material adverse effect on the Company.

    Health care is an area of extensive and frequent regulatory change. The assisted living model for long-term care is relatively new and, accordingly, the manner and extent to which it is regulated at the federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on methods and costs of doing business.

    The success of the Company will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses as the regulatory environment for assisted living evolves. There can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company will not be imposed or expanded. See "Business -- Regulation."

COMPETITION

    The long-term care industry is highly competitive. The Company believes the assisted living sector of the long-term care industry, in which it operates, will become even more competitive in the future. The Company competes with numerous other companies providing similar long-term care alternatives such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers. The Company expects that, as the provision of assisted living services receives increased attention and the number of states providing reimbursement for assisted living rises, competition will intensify as a result of new market entrants. The Company also competes with skilled nursing facilities that provide long-term care services. In implementing its growth strategy the Company expects increased competition in its efforts to develop and acquire assisted living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance the Company will not encounter increased competition in the future. Such competition could limit the Company's ability to attract residents or expand its business and therefore have a material adverse effect on the Company.

STAFFING AND LABOR COSTS

    The Company competes with other health care service providers of long-term care in attracting and retaining qualified and skilled personnel. Shortages of nurses or other trained personnel may require the Company to enhance its compensation and benefits program to remain competitive in attracting such personnel. There can be no assurance the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in revenues. A significant inability of the Company to attract and retain qualified employees, to control labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company.

CHALLENGE TO MANAGING RAPID GROWTH AND BUSINESS EXPANSION

    The Company expects the number of residences it owns and operates will increase significantly as it pursues its development and acquisition programs for new assisted living residences. This growth will place significant demands on Company management resources. Managing this growth effectively may require continued expansion of its operational, financial and management information systems, and the ability to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage growth effectively, it could be adversely affected. See "Business -- Strategy," "-- Development" and "Management."

LIABILITY AND INSURANCE

    The Company's business in assisted living entails an inherent risk of liability. In recent years, long-term care providers have become subject to an increasing number of lawsuits alleging negligence or related legal arguments which have involved large claims and have been costly to defend. The Company maintains liability insurance intended to cover such claims, and the Company believes its insurance coverage, amounts and deductibles are appropriate based on the risks of the business, experience and industry standards. There can be no assurance, however, that any particular claim against the Company will be covered by its insurance or that claims in excess of the Company's insurance coverage will not be brought against the Company. The Company's insurance policies must be renewed annually and there can be no assurance the Company will be able to obtain liability insurance coverage in the future, or that, if such coverage is available, it will be on acceptable terms.

ENVIRONMENTAL RISKS

    Federal, state and local environmental laws, ordinances and regulations potentially require that a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The cost of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral.

SUBSTANTIAL INDEBTEDNESS

    The Company is subject to mortgage, construction and other indebtedness, in an aggregate principal amount of approximately $22.0 million at March 31, 1996. The Company intends to finance its residences through mortgage financing and operating leases or other financing vehicles. The amount of mortgage indebtedness and other debt and lease-related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related lease payments, and the Company will continue to be subject to risks normally associated with significant financing leverage. At March 31, 1996, approximately $11.4 million in principal amount of the Company's indebtedness bore interest at floating rates. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations. In addition, indebtedness the Company may incur in the future may also bear interest at floating rates. There can be no assurance the Company will generate sufficient cash flow from operations to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the residences securing such indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. Further, because of cross-default and cross-collateralization provisions in certain of the Company's mortgages, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other residences. See Note 6 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

    The Company depends significantly on the planning, management and executive services of Richard R. Slager, President, Chief Executive Officer and co-founder, and Alan B. Satterwhite, Chief Operating Officer, Chief Financial Officer and co-founder, the loss of whose services would constitute a "change of control" under the arrangement with CHI and otherwise could have a material adverse effect on the Company. See "Business -- Relationship with CHI." The Company also is dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of the assisted living residences and other key day-to-day business activities. See "Management."

CONTROL BY EXISTING SHAREHOLDERS

    Following completion of this Offering, the Company's co-founders, Richard R. Slager and Alan B. Satterwhite, and JMAC will own in the aggregate 55.0% of the outstanding Common Shares of the Company (or 50.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, they will be in a position to substantially control the election of the Company's directors, to thereby control the policies and operations of the Company and to influence the outcome of corporate transactions or other matters submitted for shareholder approval. These matters include mergers, consolidations, the sale of all or substantially all of the Company's assets and other changes in control of the Company. See "Principal and Selling Shareholders."

DILUTION

    Purchasers of the Common Shares offered hereby will experience an immediate and substantial dilution of $10.36 in the net tangible book value per share of their investment (assuming an initial public offering price of $16 per share). In the event the Company issues additional Common Shares in the future, including Common Shares that may be issued in connection with future acquisitions, purchasers of Common Shares in this offering may experience further dilution in the net tangible book value per share of the Common Shares. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POTENTIAL ADVERSE IMPACT ON MARKET PRICE

    Sales of a substantial number of Common Shares in the public market following this offering, or the perception that such sales could occur, could have an adverse effect on the price of the Common Shares and may make it more difficult for the Company to sell Common Shares in the future at times and for prices that it deems appropriate. The Company and all of the directors, officers and existing shareholders of the Company have agreed, subject to certain exceptions, not to offer, sell, contract to sell, transfer or otherwise encumber or dispose of, directly or indirectly, any Common Shares, or securities convertible into or exchangeable for Common Shares, for a period of 180 days from the date of this Prospectus without the prior written consent of Smith Barney Inc. Smith Barney Inc., in its sole discretion, and at any time without prior notice, may release all or any portion of the Common Shares subject to the lock-up agreements described herein. When such lock-up restrictions lapse, the Common Shares may be sold in the public market or otherwise disposed of in compliance with the Securities Act of 1933, as amended (the "Securities Act"). In addition, holders of approximately 3,700,000 Common Shares will be entitled to certain registration rights with respect to such Common Shares. If such holders, by exercising their registration rights, cause a significant number of Common Shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Shares. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; DETERMINATION OF INITIAL OFFERING PRICE, VOLATILITY OF COMMON SHARE PRICE


    Prior to the offering, there has been no public market for the Common Shares. Although the Common Shares have been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Shares will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Shares after completion of the offering. The price of the Common Shares in the future may be volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in wide fluctuations in the price of the Common Shares. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."


POTENTIAL ANTI-TAKEOVER EFFECT AND POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF CERTAIN CHARTER AND CODE OF REGULATIONS PROVISIONS AND THE OHIO GENERAL CORPORATION LAW

    Certain provisions of the Company's Articles of Incorporation and Code of Regulations and of the Ohio Revised Code (the "Ohio GCL"), together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Common Shares. Among other things, these provisions (i) establish a staggered board; (ii) require certain supermajority votes; and (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings.

    Pursuant to the Company's Articles of Incorporation, upon the closing of this offering, the Board of Directors of the Company will have authority to issue up to 2,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to the Common Shares. Issuance of preferred shares could result in the dilution of the voting power of the Common Shares, adversely affect holders of the Common Shares in the event of liquidation of the Company or delay, defer or prevent a change in control of the Company.

    In addition, Section 1701.831 of the Ohio GCL contains provisions that require shareholder approval of any proposed "control share acquisition" of any Ohio corporation at any of three ownership thresholds: 20%, 33 1/3% and 50%; and Chapter 1704 of the Ohio GCL contains provisions that restrict certain business combinations and other transactions between an Ohio corporation and interested shareholders. See "Description of Capital Stock -- Anti-Takeover Effects of Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law."

                            HISTORY AND ORGANIZATION

    In April 1996, Karrington Health, Inc. was incorporated under the laws of the State of Ohio to facilitate this offering and to become the parent of Karrington Operating Company upon the consummation of the Reorganization Transactions (as defined below). The Company's principal executive offices are located at 919 Old Henderson Road, Columbus, Ohio 43220, and its telephone number is (614) 451-5151.

HISTORY

    In 1990, Richard R. Slager, the Company's Chief Executive Officer and President, and Alan B. Satterwhite, the Company's Chief Operating Officer and the Chief Financial Officer, formed DevelopMed Associates, Inc., an Ohio corporation ("DMA"), for the purpose of developing an assisted living residence business. In 1991, DMA entered into a strategic alliance with JMAC, an investment company owned by John H. McConnell and John P. McConnell, the founder and the Chief Executive Officer, respectively, of Worthington Industries, Inc., pursuant to which alliance DMA and JMAC Properties, Inc., an Ohio corporation ("JMAC Properties"), which is a wholly-owned subsidiary of JMAC, formed the Company's predecessor, Karrington Operating Company, an Ohio general partnership ("Karrington Operating"). Prior to the consummation of the Reorganization Transactions (as defined below), JMAC Properties owned a 66 2/3% equity interest in Karrington Operating, and DMA owned a 33 1/3% equity interest. To date, the Company's business has been conducted through Karrington Operating.

REORGANIZATION TRANSACTIONS


    Immediately prior to the effective time of the Registration Statement of which this Prospectus forms a part, (i) JMAC transferred to the Company all of its shares of JMAC Properties in exchange for 66 2/3% of the pre-offering outstanding Common Shares of the Company and the shareholders of DMA transferred all of their shares of DMA to the Company in exchange for 33 1/3% of the pre-offering outstanding Common Shares of the Company and (ii) the size of the Board of Directors was increased to 11, divided into three classes. The existing directors will fill the vacancies created in the Board of Directors. (These transactions collectively constitute the "Reorganization Transactions"). See "Management" and "Principal and Selling Shareholders."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,350,000 Common Shares offered by the Company hereby (assuming an initial public offering price of $16 per share) are estimated to be $34.4 million (approximately $37.7 million if the Underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses. Indebtedness owed to JMAC, which bears interest at the rate of 15% per year and matures on January 1, 2000, will be paid in full out of the net proceeds of the offering to be received by the Company. The outstanding principal balance and accrued interest due JMAC was approximately $5.6 million at June 30, 1996. These amounts have been used to finance the development of assisted living residences. See "Certain Transactions." The balance of the net proceeds to be received by the Company will be used to finance the development and acquisition of additional assisted living residences and for working capital and general corporate purposes. The Company has no current agreements or understandings with respect to any acquisitions of residences. Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade, interest-bearing securities or certificates of deposit. The Company will not receive any proceeds from the sale of Common Shares offered by the Selling Shareholder hereby.


                                DIVIDEND POLICY

    The Company does not anticipate paying cash dividends on its Common Shares in the foreseeable future. The payment of any future dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, legal restrictions on the payment of dividends, and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1996 (i) the capitalization of the Company, (ii) the pro forma effect of a $1.1 million charge for a net deferred tax liability resulting from the Reorganization Transactions and (iii) such pro forma capitalization, as adjusted to reflect the sale of the 2,350,000 Common Shares offered by the Company hereby (assuming an initial public offering price of $16 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                                        MARCH 31, 1996
                                                                               --------------------------------
                                                                                                    PRO FORMA,
                                                                               ACTUAL   PRO FORMA   AS ADJUSTED
                                                                               -------  ---------   -----------
                                                                                        (IN THOUSANDS)
Long-term obligations, less current portion..................................  $21,753   $21,753      $20,690
                                                                               -------  ---------   -----------
Equity:
  Preferred Shares, without par value; 2,000,000 shares authorized; no shares
   issued and outstanding....................................................       --        --           --
  Common Shares, without par value; 28,000,000 shares authorized; 4,350,000 shares issued and outstanding (actual and pro forma); 6,700,000 shares
   issued and outstanding (pro forma, as adjusted) (1).......................       --     5,290       39,658
  Partners' equity...........................................................    5,290        --           --
  Retained earnings (deficiency).............................................       --    (1,100)      (1,100)
                                                                               -------  ---------   -----------
    Total equity.............................................................    5,290     4,190       38,558
                                                                               -------  ---------   -----------
      Total capitalization...................................................  $27,043   $25,943      $59,248
                                                                               -------  ---------   -----------
                                                                               -------  ---------   -----------

- ------------------------
(1) Does not include 550,000 Common Shares reserved for issuance in the future under the Company's Incentive Stock Plan. See "Management -- Incentive Stock Plan."

                                    DILUTION

    The pro forma net tangible book value of the Company as of March 31, 1996, was $3.5 million, or $.79 per Common Share assumed to be outstanding. The pro forma net tangible book value per Common Share represents total tangible assets of the Company less total liabilities, divided by the number of Common Shares outstanding after giving effect to the Reorganization Transactions. After giving effect to this offering (assuming an initial public offering price of $16 per share) and the application of the net proceeds to the Company therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been $37.8 million or $5.64 per share, representing an immediate increase in net pro forma tangible book value of $4.85 per share to existing shareholders and an immediate dilution of $10.36 per share to new investors in the Common Shares offered hereby. See "Use of Proceeds." The following table illustrates the resulting dilution with respect to the Common Shares offered hereby:

Assumed public offering price per share.............................         $16.00
  Pro forma net tangible book value per share as of March 31,
   1996.............................................................  $ .79
  Increase attributable to the offering.............................   4.85
                                                                      -----
Pro forma net tangible book value per share after the offering......           5.64
                                                                             ------
Dilution per share to new investors.................................         $10.36
                                                                             ------
                                                                             ------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the number of Common Shares purchased from the Company, the aggregate consideration paid and the average price per share paid by the existing shareholders (net of capital distributions) and by new investors purchasing Common Shares in this offering, without giving effect to estimated underwriting discounts and expenses of this offering, and assuming an initial public offering price of $16 per share:

                                                   SHARES
                                                PURCHASED(1)      TOTAL CONSIDERATION     AVERAGE
                                             ------------------   --------------------   PRICE PER
                                              NUMBER    PERCENT     AMOUNT     PERCENT     SHARE
                                             ---------  -------   -----------  -------   ---------
Existing shareholders......................  4,350,000    64.9%   $10,134,000    21.2%    $ 2.33
New investors..............................  2,350,000    35.1     37,600,000    78.8      16.00
                                             ---------  -------   -----------  -------
  Total....................................  6,700,000   100.0%   $47,734,000   100.0%
                                             ---------  -------   -----------  -------
                                             ---------  -------   -----------  -------

- ------------------------
(1) The sale of Common Shares by the Selling Shareholder will reduce the number of Common Shares held by existing shareholders to 3,700,000 or 55.2% (50.2% if the Underwriters' over-allotment option is exercised in full) of the total number of Common Shares outstanding after this offering, and will increase the number of Common Shares to be purchased by new investors to 3,000,000 or 44.8% (49.8% if the Underwriters' over-allotment option is exercised in full) of the total number of Common Shares after this offering. See "Principal and Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data and other operating data of the Company. The selected consolidated financial data for each of the five years in the period ended December 31, 1995, have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the three months ended March 31, 1995 and 1996 and as of March 31, 1996 have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data for such periods and as of such date. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. This data should be read in conjunction with the more detailed information contained in the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                               THREE MONTHS
                                                                                               ENDED MARCH
                                                              YEAR ENDED DECEMBER 31,              31,
                                                       -------------------------------------  --------------
                                                       1991  1992    1993    1994     1995     1995    1996
                                                       ----  -----  ------  -------  -------  ------  ------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Residence operations...............................  $--   $ 216  $2,288  $ 4,977  $ 6,220  $1,390  $1,822
  Development and project management fees............    1      --      18      287      524      69     122
                                                       ----  -----  ------  -------  -------  ------  ------
    Total............................................    1     216   2,306    5,264    6,744   1,459   1,944
Expenses:
  Residence operations...............................   --     221   1,908    3,454    4,380   1,069   1,327
  General and administrative.........................   39      84     170      634    1,705     268     575
  Depreciation and amortization......................   --      95     505      844      980     216     294
  Write-off of intangible asset......................   --      --      --       --      492      --      --
                                                       ----  -----  ------  -------  -------  ------  ------
    Total............................................   39     400   2,583    4,932    7,557   1,553   2,196
                                                       ----  -----  ------  -------  -------  ------  ------
Operating income (loss)..............................  (38 )  (184)   (277)     332     (813)    (94)   (252)
Interest expense.....................................   (9 )  (102)   (707)  (1,350)  (1,023)   (248)   (315)
Equity in net earnings (loss) of unconsolidated
 entity..............................................   --      --      --      (17)    (105)    (51)     16
                                                       ----  -----  ------  -------  -------  ------  ------
Net loss.............................................  $(47) $(286) $ (984) $(1,035) $(1,941) $ (393) $ (551)
                                                       ----  -----  ------  -------  -------  ------  ------
                                                       ----  -----  ------  -------  -------  ------  ------
Pro forma net loss per common share (1)..............                                $  (.45)         $ (.13)
Pro forma weighted average number of common shares
 outstanding (in thousands) (1)......................                                  4,350           4,350

OTHER OPERATING DATA:
Residences (end of period) (2):
  Open or under construction.........................    1       2       4        5       10       5      11
  Under contract.....................................    1       1       1        2        8       2      12
Number of units (end of period) (2):
  Open or under construction.........................   53     106     213      272      515     272     576
  Under contract.....................................   53      54      59      128      509     128     784

                                                                                               MARCH 31, 1996
                                                       DECEMBER 31,                 -------------------------------------
                                         -----------------------------------------              PRO         PRO FORMA,
                                          1991    1992    1993     1994     1995    ACTUAL   FORMA (3)   AS ADJUSTED (4)
                                         ------  ------  -------  -------  -------  -------  ---------   ----------------
BALANCE SHEET DATA:
Working capital (deficit)..............  $ (303) $ (637) $  (702) $  (911) $(1,575) $(2,300)  $(2,300)       $ 1,139
Total assets...........................   3,186   9,938   14,883   16,292   26,676   30,252    30,252         63,557
Long-term obligations and deferred
 taxes, less current portion...........   2,193   8,753   14,472   16,778   18,250   21,753    22,853         21,790
Equity (deficit).......................     542     256     (728)  (1,763)   5,841    5,290     4,190         38,558

- ------------------------------
(1) Based upon the 4,350,000 pre-offering Common Shares that will be outstanding following completion of the Reorganization Transactions but prior to this offering.

(2) Includes residences jointly-owned by the Company and CHI.

(3) Adjusted to reflect the pro forma recognition of a net deferred tax liability of $1.1 million resulting from the Reorganization Transactions. See Note 10 to the Company's Consolidated Financial Statements.

(4) Adjusted to reflect the offering made hereby (assuming an initial public offering price of $16 per share) and the use of the estimated net proceeds therefrom as described under "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION IS BASED UPON AND SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, THE SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company derives its revenues from two primary sources: (i) resident fees for the delivery of assisted living services and (ii) development fees and management services income for development and management of residences in which the Company does not own a controlling interest. The Company's revenue is derived principally from resident fees, which in 1995 comprised 92.2% of total revenues (93.7% for the first quarter of 1996). Resident fees are paid monthly by residents, their families or other responsible parties and historically have been derived 100% from private pay sources. Resident fees include revenue derived from basic care, community fees, extended care, Alzheimer's care and other sources. Community fees are one-time fees generally payable by a resident upon admission, and extended care and Alzheimer's care fees are paid by residents who require personal care in excess of services provided under the basic care program. Once opened, Company residences historically have attained break-even cashflow, after debt service, within approximately seven months of operations. Within 12 months, Company residences typically reach a stable occupancy of over 90%. Development fees and management services income, which in 1995 accounted for the remaining 7.8% of revenues (6.3% for the first quarter of
1996), consist of development fees recognized over the development and construction period and management fees which are a percentage of a managed residence's total operating revenues and are recognized on an ongoing basis.

    The Company categorizes its operating expenses as follows: (i) residence operations, which includes labor, food, media advertising and promotions and other direct general operating expenses; (ii) general and administrative expenses, consisting of corporate and support functions such as marketing, accounting and other administrative expenses; and (iii) depreciation and amortization. In anticipation of its growth plans, the Company made significant investments in the number of management and staff at its headquarters in 1995 and the first quarter of 1996.

RESULTS OF OPERATIONS

    The following table sets forth certain data from the respective consolidated statements of operations as a percentage of total revenues:

                                                                                           THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,           MARCH 31,
                                                         -------------------------------  --------------------
                                                           1993       1994       1995       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
Total revenues.........................................      100.0%     100.0%     100.0%     100.0%     100.0%
Expenses:
  Residence operations.................................       82.7       65.6       65.0       73.3       68.3
  General and administrative...........................        7.4       12.0       25.3       18.4       29.6
  Depreciation and amortization........................       21.9       16.1       14.5       14.8       15.1
  Write-off of intangible asset........................         --         --        7.3         --         --
                                                         ---------  ---------  ---------  ---------  ---------
    Total expenses.....................................      112.0       93.7      112.1      106.5      113.0
                                                         ---------  ---------  ---------  ---------  ---------
Operating income (loss)................................      (12.0)%       6.3%     (12.1)%      (6.5)%     (13.0)%
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

Resident days..........................................     26,889     57,213     67,256     15,944     19,032
Average daily resident rate (1)........................  $   71.33  $   79.33  $   86.90  $   82.64  $   89.92
Average occupancy percentage (2).......................         --       98.9%      96.4%      94.2%      94.4%
End of period (3):
  Number of residences.................................          3          3          4          3          5
  Number of units......................................        160        160        219        160        245

- ------------------------
(1) Excludes community fees of $370,000, $438,000 and $375,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $73,000 and $111,000 for the three months ended March 31, 1995 and 1996, respectively.

(2) Average occupancy percentage represents the average occupancy of the Company-owned residences open for one year or more at the beginning of the period presented.

(3) Excludes one residence in Dayton, Ohio jointly-owned by the Company and CHI accounted for by the equity method.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    Total revenue increased $485,000, or 33.3%, to $1.9 million in the first quarter of 1996 from $1.5 million in the first quarter of 1995, primarily due to the growth in resident revenues. Resident revenues increased $432,000, or 31.1%, primarily due to the opening of the Shaker Heights residence in October 1995 and the Alzheimer's care residence in February 1996 (total of $336,000) and to the increase in the average daily resident rate. The average daily resident rate increased 8.8% to $89.92 in the first quarter of 1996 compared to $82.64 for the same period in 1995, primarily due to an increase in the average daily basic care rate of $6.50 and an increase in the level of extended care services provided to residents.

    Development and project management fees increased $53,000, or 78.2%, to $122,000 in the first quarter of 1996 from $69,000 in the first quarter of 1995, primarily due to development fees associated with the relationship with CHI. See
Note 7 to the Consolidated Financial Statements and "Business -- Relationship with CHI" for further discussion of this relationship.

    Residence operations expenses increased $258,000, or 24.2%, to $1.3 million in the first quarter of 1996 from $1,069,000 in the first quarter of 1995. As a percentage of total revenues, residence operations expenses decreased from 73.3% in the first quarter of 1995 to 68.3% in the same period of 1996. This decrease is primarily attributable to the Company's adoption of the provisions of AICPA SOP of 93-7, the effect of which was a charge of $95,000 in the first quarter of 1995 (see Note 2 to Consolidated Financial Statements). This decrease was offset by the opening of a new residence in

Shaker Heights, Ohio in October 1995 and an Alzheimer's residence in Columbus, Ohio in February 1996, as operations expenses are historically higher as a percent of total revenues during the first year of operation of a residence. Excluding these two residences, operations expenses would have been 62.5% of total revenues in the first quarter of 1996.

    General and administrative expenses increased $307,000, or 114%, to $575,000 in the first quarter of 1996 from $268,000 in the first quarter of 1995, primarily due to increased compensation, payroll taxes and related benefits of $216,000 as a result of hiring additional management and staff at the Company's headquarters in anticipation of the Company's growth plans and the addition of a manager-in-training program initiated in the Spring of 1995. The Company expects the rate of increase in its general and administrative expenses will decrease as new personnel needs have been reduced by recent hires. In addition, the Company expects its general and administrative expenses will decrease as a percentage of its total operating revenues due to anticipated economies of scale resulting from the Company's development program.

    Depreciation and amortization increased $78,000, or 36.4%, to $294,000 in the first quarter of 1996 from $216,000 in the first quarter of 1995, primarily due to the opening of the two new residences discussed above.

    Interest expense increased $67,000, or 26.9%, to $315,000 in the first quarter of 1996 from $248,000 in the first quarter of 1995, primarily due to the opening of the two new residences discussed above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Total revenue increased $1.5 million, or 28.1%, to $6.7 million in 1995 from $5.3 million in 1994 primarily due to the growth in resident revenues. Resident revenues increased $1.2 million, or 25.0%, primarily due to the increase in resident revenues of $531,000 from the Tucker Creek residence which opened in late December 1993, an increase of $433,000 resulting from higher average daily resident rates and the opening of the Shaker Heights residence in late October 1995. The average daily resident rate increased 9.5%, to $86.90, in 1995 from $79.33 in 1994, primarily due to an increase in the average daily basic care rate of $5.32 and an increase in the level of extended care services provided to residents.

    Development and project management fees increased $237,000, or 82.3%, to $524,000 in 1995 from $287,000 in 1994, primarily due to the increased number of projects in process under the relationship with CHI.

    Residence operations expenses increased $926,000, or 26.8%, to $4.4 million in 1995 from $3.5 million in 1994, primarily due to the Company's adoption of the provisions of AICPA SOP 93-7, the effect of which was an increase in marketing expenses of $199,000 (see Note 2 to Consolidated Financial Statements), and a 17.6% increase in resident days. As a percentage of total revenues, residence operations expenses decreased from 65.6% in 1994 to 62.0% in 1995 (excluding the effects of AICPA SOP 93-7 described above). This decrease is primarily attributable to the second full year of operations at the Tucker Creek residence where the average occupancy percentage increased to 93.7% in 1995 from 63.2% in 1994.

    General and administrative expenses increased $1.1 million, or 169%, to $1.7 million in 1995 from $634,000 in 1994, primarily due to increased compensation, payroll taxes and related benefits of $714,000 as a result of hiring additional management and staff at the Company's headquarters (from 20 at the end of 1994 to 40 at the end of 1995) in anticipation of the Company's growth plans, including the addition of a manager-in-training program in the Spring of 1995, increased incentive compensation and compensation increases for existing staff and management.

    Depreciation and amortization increased $136,000, or 16.0%, to $980,000 in 1995 from $844,000 in 1994 primarily due to a change in estimate relating to pre-opening costs as described in Note 2 to

Consolidated Financial Statements ($92,000), the opening of the Shaker Heights residence ($48,000) and the Company's move to its new headquarters in July 1995. These increases were offset by a decrease of $70,000 as a result of the adoption of AICPA SOP 93-7 described above.

    See Note 3 to Consolidated Financial Statements for discussion on the write-off of the intangible asset.

    Interest expense decreased $328,000, or 24.2%, to $1.0 million in 1995 from $1.4 million in 1994, primarily due to the subordinated debentures contributed to equity effective January 1, 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Total revenue increased $3.0 million, or 128%, to $5.3 million in 1994 from $2.3 million in 1993, primarily due to the growth in resident revenues. Resident revenues increased $2.7 million, or 117%, primarily due to a full year of operations for the three initial Company residences which opened in October 1992, March 1993 and December 1993 (total of $2.5 million), and an increase in the average daily resident rate. The average daily resident rate increased 11.2% to $79.33 in 1994 from $71.33 in 1993, primarily due to an increase in the average daily basic care rate of $5.36 and an increase in the level of extended care services provided to residents.

    Development and project management fees increased to $287,000 in 1994 from $18,000 in 1993 primarily due to the increased number of projects in process under the relationship with CHI.

    Residence operations expenses increased $1.6 million, or 81.0%, to $3.5 million in 1994 from $1.9 million in 1993, primarily due to the 113% increase in resident days. As a percentage of total revenues, residence operations expenses decreased from 82.7% in 1993 to 65.6% in 1994. This decrease is attributable to the two residences opened in March 1993 and October 1992 that were in the fill up stage in 1993 resulting in a higher percentage of fixed operating expenses.

    General and administrative expenses increased $464,000, or 273%, to $634,000 in 1994 from $170,000 in 1993, primarily due to increased compensation, payroll taxes and related benefits of $338,000, as a result of hiring additional management and staff at the Company's headquarters (from 12 at the end of 1993 to 20 at the end of 1994), increased incentive compensation and compensation increases for existing staff and management.

    Depreciation and amortization increased $339,000, or 67.2%, to $844,000 in 1994 from $505,000 in 1993, primarily due to a full year of operations for the two residences that opened in 1993.

    Interest expense increased $643,000, or 90.9%, to $1.4 million in 1994 from $707,000 in 1993, primarily due to a full year of operations in 1994 for two residences opened in March and December 1993 (total of $420,000) and to increased amounts outstanding under a subordinated loan payable to JMAC Properties.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its initial growth through a combination of mortgage financing, subordinated borrowings from JMAC and its affiliates and equity contributions. The Company's mortgage and construction mortgage financings provide for principal repayments in the next two to five years, bear interest at various fluctuating rates (ranging from 8.9% to 9.6% at March 31, 1996), and are secured by substantially all of the assets of the Company. See
Note 6 of Notes to Consolidated Financial Statements. The Company expects to refinance such amounts as they mature.

    Effective January 1, 1995, JMAC Properties and DMA entered into a recapitalization agreement pursuant to which subordinated debentures and accrued interest totaling $5.3 million were converted to equity. In addition, JMAC Properties invested $5.0 million in equity during 1995.

    In December 1995, the Company entered into a loan agreement with JMAC pursuant to which JMAC agreed to provide up to $8.0 million in loans to the Company during a commitment period expiring December 31, 1996. Amounts outstanding under this agreement totalled $1.1 million at March 31, 1996. Borrowings under the agreement are subordinated to all obligations of the Company to financial institutions. Interest on the borrowings accrues at 15% per annum and is payable annually. If not sooner paid, all amounts outstanding, including accrued interest, are due January 1, 2000 or earlier if any class of equity securities of the Company is the subject of an effective registration statement under the Securities Act, is registered under the Exchange Act or is listed on a national securities exchange. A portion of the net proceeds received by the Company in this offering will be used to retire all amounts outstanding under such agreement at which time the agreement will terminate.

    At March 31, 1996, the Company had $22.0 million of outstanding debt (at a weighted average interest rate of 9.5%). At that date, the Company had equity of $5.3 million, which resulted from inception-to-date capital contributions of $10.9 million, less distributions of $785,000 and net operating losses of $4.8 million. The Company continues to operate with significant working capital requirements primarily due to construction payables associated with residence development. The working capital deficit at March 31, 1996 was $2.3 million.

    During the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1996, the Company used $5.6 million, $2.1 million, $10.7 million and $3.5 million, respectively, in cash to acquire property and equipment and other assets, and received $5.9 million, $1.5 million, $10.9 million and $3.6 million, respectively, in cash from financing activities. The difference was either provided by, or used in, operating activities.

    By the end of 1999, the Company plans to open approximately 45 new Company-owned residences and at least six jointly-owned residences with CHI. To date, the Company has obtained zoning approval for nine new residences and has entered into contracts to purchase 13 additional sites. The Company has been, and will continue to be, dependent on third-party financing for its acquisition and development program. The Company estimates that newly developed residences will generally range in cost from $6.0 to $7.5 million, with the development cycle taking up to 24 months from site identification to residence opening. There can be no assurance that financing for the Company's acquisition and development program will be available to the Company on acceptable terms, if at all. Moreover, to the extent the Company acquires properties that do not generate positive cash flow, the Company may be required to seek additional capital for working capital and liquidity purposes. Residences typically reach a stable level of occupancy of over 90% within 12 months. See "Business -- Development."

    In  May,  1996, the  Company entered  into non-binding  financing commitment letters with Meditrust Mortgage Investments, Inc. ("MMI"), an affiliate of Meditrust (a large health care REIT). Under the letters, MMI is to provide up to approximately $88 million in financing for one existing and approximately 12 new Karrington residences, subject to various terms and conditions. The commitment letters are subject to approval by Meditrust's board of trustees. The financings, which may be mortgage or lease financings, are to be entered into on a residence-by-residence basis, and are to be for terms of up to 14 years (with two additional five-year extension periods for the lease transactions). Interest during construction is to float at 2% above the prime rate. On completion of each residence, payments are to be set at an amount equal to 3.25% over the yield at that time on the ten-year U.S. Treasury notes with the same maturity date. Additional interest or lease payments are based on increased revenues of a financed residence during specified periods.

    The Company expects that the net proceeds from this offering, together with existing financing commitments and additional financing the Company anticipates will be available, will be sufficient to fund its development and acquisition programs for at least the next 18 months. Additional financing will be required to complete the Company's growth plans and to refinance certain existing indebtedness.

                                    BUSINESS

OVERVIEW

    The Company develops, owns and operates private pay, assisted living residences. Assisted living residences provide housing and care for elderly or frail individuals who, although generally ambulatory, need assistance with one or more activities of daily living, such as bathing, grooming, dressing, eating or personal hygiene.

    The Company has developed 15 residences in its target markets, six of which are open and nine of which are under construction and scheduled to open in late 1996 or in the first half of 1997. These 15 residences are located in Ohio, Pennsylvania, Indiana, Colorado and New Mexico. As part of its nationwide expansion strategy, the Company has sites for 13 residences under contract in these states, as well as in Michigan and North Carolina. The Company has begun predevelopment activities in New York, Kentucky and Illinois.

    The prototypical Karrington assisted living model, which has been developed and refined by the Company since its first residence was opened in 1992, is a mansion-style residence which houses 60 to 80 residents. Each residence is typically located in a middle- to upper-income community which has a well-established population of individuals 75 years of age and older. The Karrington model combines quality housing, personal care and support services to provide a cost-effective alternative for individuals with physical frailties or cognitive disorders, such as Alzheimer's disease, who do not require the regular skilled medical services provided by nursing facilities. The Karrington model allows the Company to control development costs, maintain consistent quality and improve operational effectiveness, while also creating "brand" awareness in the Company's markets. The Company has been successful in implementing the Karrington model, with residences open for one year or more having an average occupancy rate of 98.9% and 96.4% for the 12 months ended December 31, 1994 and 1995, respectively, and 94.4% for the three months ended March 31, 1996.

    Karrington residences typically are staffed with licensed nurses on a 24-hour basis and are designed to permit residents to "age in place" within the residence as they develop further physical or cognitive frailties. The Company believes that it is able to care for individuals with higher acuity levels (i.e., those needing greater assistance with activities of daily living) than is typical in the assisted living industry.

    In addition to its own development activities, the Company has entered into a joint development relationship with Sisters of Charity Health Care System, a not-for-profit corporation of which the sole member is Catholic Health Initiatives. CHI is a large, not-for-profit health organization formed by the recent consolidation of Catholic Health Corporation, SCHCS and Franciscan Health Systems. CHI operates 61 hospitals and 50 long-term care facilities in 20 states and has revenues exceeding $4 billion. The Company and CHI currently intend to develop and operate assisted living residences with CHI's health care system. See "Business -- Relationship with CHI."

    By the end of 1999, the Company plans to open approximately 45 new Company-owned residences. In addition, the Company intends to develop a significant number of jointly-owned residences with CHI, of which five are in various stages of development. The Company also plans to develop and operate Karrington Place residences, which are assisted living residences specifically designed for individuals with Alzheimer's disease and other cognitive disorders, in a substantial portion of its markets.

THE ASSISTED LIVING INDUSTRY

    The assisted living industry has developed over the past decade to provide a cost-effective residential alternative for elderly individuals who do not require the intensive medical attention provided by a skilled nursing facility but who cannot, or choose not to, live independently due to physical frailty or cognitive disorders. Industry analysts have estimated that the assisted living industry has annual revenues of $12 billion. Assisted living represents a combination of housing and 24-hour a day personal support services designed to aid elderly residents with activities of daily living, such as bathing, grooming, dressing, eating and personal hygiene. Assisted living residences provide assistance to residents with limited medical needs and may provide higher levels of personal assistance for special need residents, such as incontinent residents or residents with Alzheimer's disease or other forms of cognitive disorders.

    The assisted living industry is fragmented and, to date, is characterized by many small operators. The scope of assisted living services varies substantially among operators, ranging from basic "board and care" services to full service assisted living residences such as those operated by the Company. Many smaller assisted living providers do not operate in residences designed specifically for assisted living, do not have professionally trained staffs and may provide only limited assistance with low-level care activities. The Company believes there are few assisted living operators in its markets who provide the same comprehensive range of assisted living services, such as Alzheimer's care and other special need services, as the Company.

    The  Company  believes  that  the  following  factors  should  continue   to
positively affect the assisted living industry:

    CONSUMER PREFERENCES. The Company believes assisted living is increasingly the alternative preferred by prospective residents and their families in providing care for the frail elderly. Assisted living residents have greater independence, and assisted living services allow them to "age in place" in a residential setting. The Company believes these factors result in a higher quality of life than that experienced in the more institutional or clinical settings, such as skilled nursing facilities.

    POSITIVE DEMOGRAPHIC CHANGES. According to the U.S. Bureau of Census, the number of individuals in the United States 85 years and older is expected to increase by approximately 43% during the 1990s, from 3.0 million in 1990 to an estimated 4.3 million in 2000, as compared to total U.S. population growth of approximately 11% during the same period. It is further estimated that approximately 57% of the population of seniors over age 85 currently need assistance with activities of daily living and that more than one-half of seniors are likely to develop Alzheimer's disease or other cognitive disorders by age 85.

    ASSISTED LIVING DEMAND EXCEEDS SUPPLY. The supply of long-term care beds per 1,000 individuals 85 years of age and older declined from 686 beds per thousand to 604 beds per thousand between 1980 and 1991, according to the U.S. Bureau of Census, and the Company expects this trend to continue. The Company believes this decline is attributable to several factors. The majority of states in the United States have adopted certificate of need ("CON") or similar statutes which generally require that, prior to the addition of new beds, the addition of new services or the making of certain capital expenditures, a state agency must determine that a need exists for the new beds or the proposed activities. The Company believes that this CON process tends to restrict the supply and availability of licensed nursing facility beds. High construction costs, limitations on government reimbursement for the full costs of construction and start-up expenses also act to constrain growth in the supply of such facilities and beds. At the same time, nursing facility operators are focusing on patients requiring higher levels of nursing care which results in fewer nursing beds being available to patients with lower acuity levels.

    COST ADVANTAGES. The Company believes that the assisted living industry can provide comparable services for significantly less than the cost of such services to private pay residents in nursing facilities. The Company's market research indicates that the Company provides services at a cost of 25% to 35% less than the cost of comparable services provided by private intermediate care nursing facilities in the same market.

    CHANGES IN FAMILY COMPOSITION. As a result of the increasing number of two-income families, the high divorce rate and the number of single-parent households, as well as the increasing geographic dispersion of families, many adult children are not available to care in their own homes for elderly parents. Two-income families are, however, often better able to provide financial support for elderly parents.

    COST CONTAINMENT PRESSURES. Responding to rising health care costs, governmental and private payor sources have adopted cost containment measures that have encouraged reduced lengths of stay in hospitals. A result of this trend is an increase in the number of individuals receiving nursing facility care as compared to hospitalization. That, in turn, causes nursing facility operators to focus on improving occupancy and increasing services to residents requiring high levels of nursing care. As the level of care for nursing facility residents rises and the supply of nursing facility space is filled by residents having more acute needs, the Company believes that there will be greater demand for assisted living residences to provide for residents requiring less nursing care than generally will be provided to residents in nursing facilities.

STRATEGY

    The principal components of the Company's strategy are to:

    DEVELOP KARRINGTON MODEL RESIDENCES IN CURRENTLY-SERVED AND NEW COMMUNITIES. The Company's plans call for rapid development of the Karrington model in the communities it currently serves, as well as expansion into additional communities. The Company targets middle-to upper-income metropolitan markets which have well-established populations of persons 75 years of age and older. This development activity, in conjunction with the Company's acquisition strategy (discussed below) and its relationship with CHI, is intended to result in regional concentrations of assisted living residences. The Company's ultimate objective is to develop a nationwide network of assisted living residences which will be utilized by managed care companies.

    EXPAND JOINT DEVELOPMENT RELATIONSHIPS WITH MAJOR HEALTH CARE SYSTEMS ACROSS THE UNITED STATES. The Company believes that it will continue to benefit from its relationship with CHI, pursuant to which the Company expects to develop and operate, and jointly own with CHI, assisted living residences in communities where CHI or its affiliates have a major presence as a health care provider. In addition, the Company believes its relationship with CHI provides a significant source of referrals and the opportunity to leverage the Company's expertise by developing similar relationships with other large, primarily not-for-profit, health care systems throughout the country.

    CONTINUE ITS FOCUS ON PROVIDING A BROAD RANGE OF SERVICES TO HIGHER-ACUITY RESIDENTS. The Company believes it provides a higher acuity level of care to its residents than is typically available at assisted living facilities, including care for individuals with Alzheimer's disease and other cognitive disorders. The Company is able to provide these services by building its residences to higher standards and specifications, hiring licensed professionals, providing advanced training to its staff and complying with relevant regulations. In addition to providing care to residents with more complex medical conditions, the Company seeks to offer a broad range of services to meet the varied needs of all of its residents. In the future, these services are expected to include physical, occupational, speech and other rehabilitation therapy programs and other resident services. By providing a higher level of care and a broader spectrum of services, the Company is able to allow its residents to "age in place." The Company also is able to provide these services at rates which are substantially less than the cost of similar services provided by nursing care facilities.

    ACQUIRE RESIDENCES FOR CONVERSION TO THE KARRINGTON MODEL. The Company intends to acquire assisted living residences or other properties that can be effectively converted to the Karrington model of operation. These acquisitions will depend on location, financial feasibility, suitability for conversion and consistency with other standards and requirements. The Company also intends to pursue long-term management contracts where opportunities exist to expand the Company's operations or to facilitate the acquisition of residences.

RELATIONSHIP WITH CHI

    In addition to its own residence development activities, the Company has entered into an informal relationship with Catholic Health Initiatives contemplating the joint development of a significant number of additional assisted living residences. The genesis of the CHI relationship was the joint development by the Company and Sisters of Charity Health Care System of Karrington of Oakwood, a

53-unit assisted living residence located in the Dayton, Ohio area which opened in November 1994. Following the success of the Karrington of Oakwood residence, the Company and CHI determined to expand their relationship. In 1995, the parties entered into a letter of intent relating to the joint development of six additional projects over a three-year period. The first of the six projects will consist of a 61-unit assisted living residence and an adjacent 28-unit Alzheimer's and cognitive disorder residence located in Albuquerque, New Mexico, which is scheduled to commence operations in the fourth quarter of 1996. Three additional residences are currently under construction in Cincinnati, Dayton and Colorado Springs.

    Each project is to be owned jointly by the Company and CHI, with CHI typically owning approximately 80% of the equity of the project. Construction and permanent debt financing generally is to be arranged by CHI on behalf of the venture and is to be non-recourse to the Company. The Company will provide all development and management services with respect to each residence under a standard agreement that provides a development fee of $250,000 and a management fee of 5% of revenues.

SERVICES AND OPERATIONS

    SERVICES PROVIDED

    Seventy-five percent of Karrington residents are females and the average age of all residents is 83. Most Karrington residents have some disability associated with aging, such as dementia, Alzheimer's disease, arthritis, nutritional problems, incontinence, strokes or other disorders, and need assistance with two or more activities of daily living. Residents needs generally fall into one or more of the following categories: (i) requiring physical support or assistance with activities of daily living; (ii) requiring assistance, reminders and cuing due to some cognitive impairment; and (iii) requiring socialization and interaction with others.

    Residents generally pay a daily suite rental rate under a resident agreement which is renewable annually and cancellable on 30-days' notice. The average daily suite rental rate ranges from $37 to $121 per day, depending on unit size, location, number of occupants and level of care required. Two-thirds of Karrington's residents live in private suites. While the Company's average daily suite rental rate is approximately $74, the wide range of rates offered by the Company allows the Company to accommodate persons of varying financial resources. Medication administration and various levels of extended care services, which depend on the degree of frailty, add to the basic rate. Additional charges may be incurred for other services such as hair care and special diets. Currently, all residents are private pay.

    The Company's basic care program is provided to all residents at no additional cost and includes: assistance with daily living, such as eating, bathing, grooming, dressing and personal hygiene; three meals per day served in a common dining room; 24-hour security; emergency call systems in each unit and living area; transportation to offices, stores and community services; assistance with arranging outside services such as physician care, various therapy programs and other medical services; personal laundry services; housekeeping services; and social and recreational activities.

    In addition to the basic care program, residents may be included in the extended care program, which assists residents who require more frequent or more intensive assistance or care. Prior to entering a Karrington residence, and periodically during their stay, individuals' needs are assessed to determine the level of extended care services required, and an individual care plan is designed. Depending on the assessment, the additional cost to the resident may be at one of four extended care levels and may include a nominal charge for medication administration. The Company's experience is that approximately two-thirds of its residents require some extended care services and approximately 75% require medication administration.

    The Company's Alzheimer's and other cognitive disorder programs are provided in each prototype residence on a floor designated for "special needs." The
Company also develops Karrington Place residences designed specifically for Alzheimer's disease care. Trained staff provides special care programs for cognitively impaired residents, and each is charged additional daily fees for this added support. Programs include added assistance, stimulation, special activities, intervention and therapeutic programs that are developed and supported by physicians specializing in dementia care that consult with the Company.

    The Company's market research indicates that the Company's total daily rate for all services is 25% to 35% lower than comparable private intermediate care nursing facilities in the same market.

    STAFFING

    Each residence has an Administrator and a four-person management team. This management team includes the Resident Care Director (who supervises all resident support staff and care plans), a Registered Nurse (responsible for all wellness programs, as well as medication programs), the Director of Administration (responsible for general administrative duties, including housekeeping, and all food service and dietary needs) and the Associate Administrator (involved in operations and marketing). Residence management teams report to a regional director responsible for the operation of several residences. Regional directors provide support, oversight and mentoring to each residence's staff.

    Staffing models are used to determine appropriate personnel levels. Screening is used to help select staff with "care providing" characteristics. For each residence, services are typically provided by a staff of approximately 28 full-time employees. The largest staff component is "Resident Assistants," who include licensed practical nurses and other trained staff members who are responsible for administering services to residents.

    The Company maintains competitive compensation programs, including incentives and quarterly profit sharing, which it believes help attract and retain excellent employees. The Company believes that the combination of proper interviewing, selection methods and review, training and appropriate incentives significantly reduces hiring and retraining costs and allows for a more stable, long-term work force. All employees participate in a recruitment and development program called the Predictive Index-Registered Trademark-, a third-party program which is focused on determining key criteria and personal attributes which the Company believes are important to the proper placement of staff and management.

    TRAINING AND QUALITY ASSURANCE

    The Company provides its personnel with an extensive and innovative training program. This training covers all aspects of Karrington's operation. At the end of a 90-day probationary period, each new employee is evaluated for permanent placement. Additionally, the Company has an extensive manager-in-training program which provides classroom and on-the-job training to develop future Karrington administrators and managers. This three to nine month program was initiated in the spring of 1995 and, as of June 17, 1996, included 12 participants in various stages of the program. The Company believes investment in the manager-in-training program is vital to its continued growth, quality control and consistency of service delivery.

    The Company has structured a comprehensive quality assurance ("QA") program intended to maintain standards of care established for each residence. Under the Company's QA program, the care and services provided at each residence are monitored by the professional services staff which reports directly to the Company's senior management. The QA team works with residence management teams to assure that all staff members are trained, that clinical policies and procedures are followed, and that all state and federal standards are met while achieving the stringent requirements of the Company. The Company's QA program helps support compliance with federal and state regulations and requirements for licensing. Karrington has also developed a Quality of Service program which includes periodic surveys and follow-up with all current and former residents and responsible parties.

RESIDENCES

    The Company's first residence opened in October 1992, and since such time the Company has successfully completed and opened five additional residences. At June 17, 1996, the Company had 15 assisted living residences open or under construction and 13 residences in various stages of development. All 13 new development sites are under contract, and construction starts are expected for all these new assisted living residences before the end of 1996. The Company is in the process of identifying and negotiating the acquisition of 15 additional sites. In addition to its development and construction activities, the Company anticipates acquiring residences developed by others if suitable opportunities arise.


    The following table sets forth certain information regarding Karrington residences in operation or under construction as of July 16, 1996:


                                                                                         ACTUAL OR
                                                                                          PLANNED
RESIDENCE                                                 METRO LOCATION                OPENING DATE      UNITS (1)
- --------------------------------------------------------  --------------------------  ----------------  -------------
Karrington of Bexley                                      Columbus, OH                      10/01/92             53
Karrington on the Scioto                                  Columbus, OH                       3/17/93             53
Karrington at Tucker Creek                                Columbus, OH                      12/27/93             54
Karrington of Oakwood (2)                                 Dayton, OH                        11/08/94             53
Karrington of Shaker Heights                              Cleveland, OH                     10/30/95             59
Karrington Place                                          Columbus, OH                       2/23/96             26
 (Alzheimer's Residence)
Karrington of South Hills                                 Pittsburgh, PA                    3Q, 1996             67
Karrington of Albuquerque (2)                             Albuquerque, NM                   4Q, 1996             61
Karrington, St. Francis Place (2)                         Albuquerque, NM                   4Q, 1996             28
 (Alzheimer's Residence)
Karrington at Fall Creek                                  Indianapolis, IN                  4Q, 1996             61
Karrington at Willow Lake                                 Indianapolis, IN                  1Q, 1997             61
Karrington of Englewood (2)                               Dayton, OH                        2Q, 1997             48
Karrington of Colorado Springs (2)                        Colorado Springs, CO              2Q, 1997             64
Karrington of Fort Wayne                                  Fort Wayne, IN                    2Q, 1997             61
Karrington of Kenwood (2)                                 Cincinnati, OH                    2Q, 1997             67

- ------------------------

(1) For the six months ended June 30, 1996, the average occupancy rate of the residences open for one year or more was 98.6% for Karrington of Bexley, 91.2% for Karrington on the Scioto, 91.0% for Karrington at Tucker Creek and 93.6% for Karrington of Oakwood. The average occupancy rate for that period was 50.3% for Karrington of Shaker Heights which opened in October of 1995 and 34.4% for Karrington Place which opened in February of 1996.


(2) Owned jointly with CHI.

    The following table sets forth certain information regarding Karrington residences that are subject to purchase contracts as of July 16, 1996, but for which construction had not then commenced:



                                                                                           PLANNED
RESIDENCE                             METRO LOCATION               DEVELOPMENT STAGE     OPENING DATE    PLANNED UNITS
- ------------------------------------  --------------------------  -------------------  ----------------  -------------
Karrington of Sylvania                Toledo, OH                  In Zoning                  3Q, 1997             61
Karrington of Rocky River             Cleveland, OH               In Zoning                  3Q, 1997             64
Karrington of Monroeville             Pittsburgh, PA              In Zoning                  3Q, 1997             64
Karrington of Bath                    Akron, OH                   In Zoning                  3Q, 1997             67
Karrington of Carmel                  Indianapolis, IN            In Zoning                  4Q, 1997             50
 (Alzheimer's Residence)
Karrington of Lyndhurst               Cleveland, OH               Under Contract             4Q, 1997             47
 (Alzheimer's Residence)
Karrington of Ann Arbor               Ann Arbor, MI               In Zoning                  4Q, 1997             67
Karrington of Eastover                Charlotte, NC               In Zoning                  4Q, 1997             90
Karrington of Gahanna                 Columbus, OH                In Zoning                  4Q, 1997             50
 (Alzheimer's Residence)
Karrington of Fremont                 Fremont, OH                 Zoned                      4Q, 1997             48
Karrington of Wooster                 Wooster, OH                 Zoned                      4Q, 1997             48
Karrington of Erie                    Erie, PA                    Under Contract             1Q, 1998             67
Karrington of Charlotte               Charlotte, NC               Under Contract             1Q, 1998             67


DEVELOPMENT

    The Company's development personnel research and identify potential markets, primarily in major metropolitan areas and their surrounding suburban communities, and select sites for development within such markets. In evaluating a market, the Company considers a number of factors, including population, income and age demographics, traffic count, site visibility, residential and commercial characteristics, probability of obtaining zoning approvals, proximity of various competitors, estimated market demand and the potential to achieve economies of scale in a specific market by concentration of its development and operating activities.

    The principal stages in the development process are (i) site selection and contract signing, (ii) zoning and site plan approval, (iii) architectural planning and design, (iv) contractor selection and (v) construction and licensure. Once a market has been identified, site selection and contract signing typically take three months. Zoning and site plan approval generally take three to nine months and are typically the most difficult step in the development process as a result of the Company's selection of sites in established communities which frequently require site rezoning. Architectural planning and design and contractor selection often occur during the zoning process but can prolong the start of construction. Residence construction generally takes 12 months. After a residence receives a certificate of occupancy and appropriate licenses, residents usually begin to move in immediately. The Company's experience indicates that new residences typically reach a stable level of occupancy of over 90% within 12 months, but there can be no assurance that these results will be achieved in new markets. The Company estimates that total capitalized cost to develop, construct and open a Karrington model residence, including land acquisition and construction costs, ranges from approximately $6.0 million to $7.5 million, an average cost per unit of approximately $110,000. The cost of any particular residence may vary considerably based on a variety of site-specific factors.

    The  Company's  development  activities  are  coordinated  by  its 12-person development staff, which has extensive real estate acquisition, design, engineering, zoning, general construction and project management experience. Architectural design and hands-on construction functions are usually contracted to experienced outside architects and contractors.

    The Company's construction strategies include the development of national purchasing capabilities for major building components and the retention of several regional contractors engaged to construct its residences. The Company believes these approaches will help reduce construction costs or mitigate the rate of cost increases due to inflation, increase product quality, and shorten construction periods that result from increased familiarity with the architectural, engineering and construction design of the Company's prototype residences.

ARCHITECTURAL DESIGNS

    The Karrington model residence is a freestanding, mansion-style building with a designed capacity of 60 to 80 residents in any of a variety of exterior styles. The prototype averages 64 units and approximately 45,000 square feet and is generally built on a 1.5 to 2 acre site. Approximately 50% of the building is devoted to common areas and amenities. The Company has three basic building plan designs, which provide it with flexibility in adapting the model to a particular site and local zoning requirements. The building is usually three stories of concrete and steel frame construction built to institutional health care standards but residential in appearance. The interior design promotes a home-like environment while permitting the effective provision of resident care programs and promoting resident independence.

    The individual resident suites are clustered on each floor to resemble a neighborhood, with a variety of suite floor plans of one or two rooms and varying square footage. Each floor has a quiet area resembling a library or den and an active area designed to support activity programs and interaction among residents, staff and families. The main floor usually includes the main dining room, private dining rooms, administrative offices, a library, a living or family room, an ice cream parlor and a year-round sun porch. Also included are public restrooms, outside porches, a foyer and a formal entryway with grand staircase and central elevator. On other floors in each residence are located a resident laundry room, a wellness center, a bathing spa area, employee break rooms, a beauty salon and activity areas. The special needs floor also includes a separate resident kitchen and dining area.

    Recently, the Company opened its first stand-alone Alzheimer's care residence in Columbus, Ohio designed specifically for residents with Alzheimer's disease. This "Karrington Place" residence was constructed using a special design concept intended to provide the atmosphere and physical environment believed by the Company to be most effective in assisting residents in the later stages of Alzheimer's disease. The Company intends to develop additional Karrington Place models in many of the markets it enters.

    The architectural and interior design of the Karrington prototype incorporates Karrington's philosophy of dedication to excellence in preserving and enhancing personal dignity, independence, individuality and quality of life. The Company believes that its residential environments accomplish other objectives as well, including: (i) lowering the stress and disruption of the resident and their family that occurs because of a move; (ii) providing a secure environment that is easily traveled by residents with a wide variety of ambulation disabilities; (iii) making available a comfortable home-like environment that welcomes visitation by family and friends; and (iv) supporting the Company's special activities programs that promote inter-generational activities and events to bring together elderly residents with younger persons in the community.

MARKETING

    The Company's marketing approach emphasizes consumer education and awareness directed to potential residents and family members. The adult children of residents tend to be significant decision-makers in the selection of the assisted living option. Other significant referral sources include hospital discharge planners, physicians, churches, social service agencies focused on the elderly, nursing facilities in the area, home health agencies, social workers, legal advisors, other health care providers and families of existing residents. Telephone directory advertising, media products and informal "networking" are directed by the Company toward educating decision-makers and other referral sources in a community. The marketing personnel in the Company's corporate office develop the overall strategy in each market as well as media materials, databases, direct mail, signage and community outreach activities. Each residence has a marketing director responsible for generating and following-up leads, use of the Company's computer- based marketing tools, coordinating referral activities and providing tours, counseling and caregiving advice for potential residents and their families with respect to the Company's residences and services.

    Marketing activities begin during the development stage of a residence, after the Company has obtained site control, and continue with increased emphasis when an information center opens for a specific residence approximately eight months prior to opening. Historically, new residences have achieved deposits on approximately one-third of the units in a residence prior to opening, and residences have generally reached stable occupancy in less than 12 months.

REGULATION

    The Company's assisted living residences are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, which requirements vary from state to state. These requirements address, among other things: personnel education, training and records; facility services, including administration of medication and limited nursing services; physical plant specifications; furnishing of residents' units; food and housekeeping services; emergency evacuation plans; and residents' rights and responsibilities. In several states in which the Company operates or intends to operate, assisted living residences also require a certificate of need before the residences can be opened. In most states, assisted living residences are subject to state or local fire and building codes and food service licensure requirements. Like other health care residences, assisted living residences are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives survey reports. The Company reviews such reports and takes appropriate corrective action. Inspection deficiencies are resolved through a plan of correction, although the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the survey process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions.

    Health care is an area of extensive and frequent regulatory change. The assisted living model for long-term care is relatively new, and, accordingly, the manner and extent to which it is regulated at the federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on methods and costs of doing business. The Company is actively involved in monitoring regulatory and legislative changes affecting the assisted living industry and participates with industry organizations to encourage improvements to existing laws and regulations.

    The success of the Company will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses as the regulatory environment for assisted living evolves. The Company's operations could also be adversely affected by, among other things, future regulatory developments such as mandatory increases in the scope and quality of care to be offered to residents and revisions to licensing and certification standards.

    The Company currently is not a Medicare or Medicaid provider. Under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living residences maintain contracts with certain health care providers and practitioners, including pharmacies, visiting nurse, social service and home health organizations, through which health care providers make their health care products or services available to residents. Some of the services furnished by these contract parties may be covered by the Medicare programs.

COMPETITION

    The long-term care industry is highly competitive. The Company believes the assisted living sector of long- term care, in which it operates, will become even more competitive in the future. The Company competes with numerous other companies providing similar long-term care alternatives such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers. The Company expects that, as the provision of assisted living services receives increased attention and the number of states providing reimbursement for assisted living rises, competition will intensify as a result of new market entrants. The Company also competes with skilled nursing facilities that provide long-term care services. In implementing its growth strategy the Company expects increased competition in its efforts to develop and acquire assisted living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company.

PROPRIETARY INFORMATION

    The Company is the registered owner of the service mark "Karrington Communities-Registered Trademark-." The Company believes this mark is of material importance to its business.

EMPLOYEES


    As of July 17, 1996, the Company had approximately 300 employees. None of the Company's employees are represented by a union or covered by a collective bargaining agreement. The Company has experienced no work stoppages and considers its relationship with its employees to be good.


LEGAL PROCEEDINGS

    There are no pending material legal proceedings involving the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information as of July 17, 1996, regarding each of the Company's directors and executive officers:



NAME                                                      AGE     POSITION
- -----------------------------------------------------     ---     -----------------------------------------------------
Richard R. Slager....................................     42      Chairman of the Board, President and Chief Executive
                                                                   Officer
Alan B. Satterwhite..................................     49      Director, Chief Operating Officer and Chief Financial
                                                                   Officer
Anthony E. DiBlasi...................................     45      Senior Vice President, Construction
John K. Knutson......................................     53      Senior Vice President, Operations
Stephen Lewis........................................     50      Senior Vice President, Development, General Counsel
                                                                   and Assistant Secretary
Mark N. Mace.........................................     40      Senior Vice President, Finance and Treasurer
Charles H. McCreary..................................     43      Director nominee and Secretary
Michael H. Thomas....................................     46      Director
John S. Christie.....................................     46      Director
Bernadine P. Healy...................................     51      Director nominee
David H. Hoag........................................     57      Director nominee
John H. McConnell....................................     72      Director nominee
James V. Pickett.....................................     54      Director nominee
Harold A. Poling.....................................     70      Director nominee
Robert D. Walter.....................................     51      Director nominee


    Immediately prior to the effective time of the Registration Statement of which this Prospectus forms a part, the size of the Board of Directors will be increased to 11 and will be divided into three classes, each consisting of approximately one-third of the total number of directors. On or after the date of this offering, the existing directors will fill the vacancies in the Board of Directors. The Company has reached agreement with Messrs. Hoag, McConnell, McCreary, Pickett, Poling and Walter and Dr. Healy to join the Board of Directors.

    Richard R. Slager, a co-founder of the Company, has served as Chairman of the Board of the Company since April 1996 and as President and Chief Executive Officer since the Company's formation in 1990. Mr. Slager is the immediate past Chairman of the Assisted Living Facilities Association of America ("ALFAA"), the leading trade association serving the assisted living industry. Mr. Slager was a founding member of ALFAA and currently sits on its Executive Committee.

    Alan B. Satterwhite, a co-founder of the Company, has served as a Director of the Company since April 1996 and as Chief Operating Officer and Chief Financial Officer since the Company's formation in 1990. Mr. Satterwhite is also a founding member of ALFAA.

    Anthony E. DiBlasi has served as Senior Vice President, Construction since April 1996. Prior to joining the Company, Mr. DiBlasi was Vice President, Construction, for Heartland Food Systems, Inc., a major franchisee of Hardees Restaurants, from 1992 to 1996. Prior thereto he was Vice President, Director of Construction, for Trio Construction, a general contractor in Columbus, Ohio.

    John K. Knutson has served as Senior Vice President, Operations since February 1996. Prior to joining the Company, Mr. Knutson was Vice President of Operations for LeisureCare, Inc., a senior housing company based in Bellevue, Washington. Mr. Knutson was a member of ALFAA's Board of Directors from 1992 to 1996 and its Executive Committee for the past two years.

    Stephen Lewis has served as Senior Vice President, Development and General Counsel of the Company since November 1993. Prior to joining the Company, Mr. Lewis was general counsel of VOCA Corporation, a multi-state operator of residential centers for persons with mental retardation and other developmental disabilities.

    Mark N. Mace has served as Senior Vice President, Finance and Treasurer of the Company since March 1996. Prior to joining the Company, Mr. Mace was a Senior Manager with Deloitte & Touche LLP, a national accounting firm.

    Charles H. McCreary has served as Secretary of the Company since May 1996. Mr. McCreary has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. McCreary is a partner in the law firm of Bricker & Eckler, which firm has represented the Company since its formation.

    Michael H. Thomas has served as a Director of the Company since May 1996. Mr. Thomas is a certified public accountant and has been employed by JMAC, Inc. as its Executive Vice President and Treasurer since 1980.

    John S. Christie has served as a Director of the Company since May 1996. Since October 1, 1995, Mr. Christie has been the President of JMAC, Inc., an investment company which is a principal shareholder of the Company. Prior to 1995, Mr. Christie was Senior Vice President, Corporate Development, of the Battelle Memorial Institute, the world's largest private research organization, based in Columbus, Ohio.

    Bernadine P. Healy, M.D. has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Dr. Healy has served as Dean of Medicine and as a Professor of Internal Medicine at The Ohio State University since October 1995. Prior thereto she was Senior Policy Advisor of The Page Center, The Cleveland Clinic Foundation. From 1991 to 1993, Dr. Healy was the Director of the National Institutes of Health. Dr. Healy serves on the Board of Directors of National City Corp., Invacare and Medtronics.

    David H. Hoag has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. Hoag has served as the Chairman of the Board, President and Chief Executive Officer of The LTV Corporation since June 1991. The LTV Corporation completed a reorganization under Chapter 11 of the U.S. Bankruptcy Code in June 1993. Mr. Hoag serves on the Board of Directors of The Chubb Corporation and Lubrizol Corporation and is the Chairman of the Board of Allegheny College.

    John H. McConnell has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. McConnell is the founder and Chairman of the Board of Worthington Industries, Inc. Mr. McConnell is Chairman of the Board of U.S. Health, Inc., a regional not-for-profit acute care provider based in Columbus, Ohio.

    James V. Pickett has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. Pickett has served as Chairman of Pickett Realty Advisors, a Dublin, Ohio-based asset manager for a hotel portfolio, since 1965, and, in addition, has served as the Managing Director of the real estate investment group of Banc One Capital Corporation since 1993. Mr. Pickett serves on the Board of Directors of Wendy's International, Inc. and Metatec Corporation.

    Harold A. Poling has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. Poling is the retired Chairman of the Board of Ford Motor Company and also serves on the Boards of Directors of Shell Oil Company, The LTV Corporation and Kellogg Company.

    Robert D. Walter has been nominated and has agreed to serve as a Director of the Company for a term beginning on or after the date of this offering. Mr. Walter is the Chairman and Chief Executive Officer of Cardinal Health, Inc., a Dublin, Ohio based health care service provider. Mr. Walter serves on the Board of Directors of Banc One Corporation and Westinghouse Electric Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. Upon its creation, the Audit Committee, among other things, will make recommendations concerning the engagement of independent auditors, will review the results and scope of the annual audit and other services provided by the Company's independent auditors and will review the adequacy of the Company's internal accounting controls. All members of the Audit Committee will be independent directors.


    COMPENSATION COMMITTEE. Upon its creation, the Compensation Committee will make recommendations to the full Board of Directors concerning salary and bonus compensation and benefits for executive officers of the Company and will administer the Incentive Stock Plan with respect to executive officers. The Compensation Committee will consist of at least three non-employee directors, each of whom will satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended.


COMPENSATION OF THE BOARD OF DIRECTORS

    Directors who are employees of the Company will receive no additional compensation for their services as members of the Board of Directors or as members of Board committees. Directors who are not employees of the Company will be paid a quarterly fee of $3,000, as well as additional fees of $1,000 for each meeting of the Board or of a Board committee attended by such Director. The Company's Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information regarding cash and non-cash compensation paid by the Company during the fiscal year ended December 31, 1995, to the Company's Chief Executive Officer and to the only other executive officer whose salary and bonus exceeded $100,000 during such year (collectively, the "Named Executive Officers"). The Company did not grant any stock options or restricted stock awards to any of the Named Executive Officers during the 1995 fiscal year, and the dollar value of perquisite and other personal benefits, if any, received by each of the Named Executive Officers in fiscal year 1995 was less than established reporting thresholds.

                           SUMMARY COMPENSATION TABLE

                                                                                  ANNUAL COMPENSATION
                                                                                 ----------------------
NAME AND PRINCIPAL POSITION                                                        SALARY     BONUS(1)
- -------------------------------------------------------------------------------  -----------  ---------
                                                                                 $   146,923  $  56,044
Richard R. Slager..............................................................
Chairman of the Board, President and Chief Executive Officer
                                                                                 $   123,846  $  56,044
Alan B. Satterwhite ...........................................................
Chief Operating Officer and Chief Financial Officer

- ------------------------
(1) The Named Executive Officers participate in the Company's profit sharing plan together with substantially all the employees of the Company. For residence employees, profit sharing is based on the operating profit of the residence. For other employees, profit sharing is based on the profitability of the Company. Cash payments are made quarterly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company has never had a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. The Board of Directors will establish a Compensation Committee upon the closing of the offering.

INCENTIVE STOCK PLAN

    The purpose of the Karrington Health, Inc. 1996 Incentive Stock Plan (the "Incentive Stock Plan") is to attract and retain key personnel, including consultants and advisors to and directors of the Company, and to enhance their interest in the Company's continued success and to allow all employees an opportunity to have an ownership interest in the Company.

    The Incentive Stock Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights ("SARs"), restricted stock, performance shares and unrestricted Common Shares (individually, an "Award" or, collectively, "Awards"). In addition, the Incentive Stock Plan provides for the purchase of Common Shares through payroll deduction by all employees of the Company who have satisfied certain eligibility requirements. No Award under the Incentive Stock Plan may be granted after the tenth anniversary of the adoption of the Incentive Stock Plan. The maximum number of Common Shares available to be issued under the Incentive Stock Plan is 550,000. The Common Shares to be delivered under the Incentive Stock Plan will be made available from the authorized but unissued Common Shares or from Common Shares held in treasury. The Incentive Stock Plan contains customary provisions with respect to adjustments for stock splits and similar transactions and the rights of participants upon mergers and other business combinations.

    The Incentive Stock Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), on which only non-employee directors who satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may serve. The Committee has the discretion to select from among eligible employees those to whom Awards will be granted and determine the terms and conditions applicable to each Award. With respect to all non-executive officers (I.E., employees who are not subject to the provisions of Section 16 of the Exchange Act), the Company's Chief Executive Officer may make recommendations to the Committee. The Committee also has the sole and complete authority to interpret the provisions of the Incentive Stock Plan. The Committee's decisions will be binding on the Company and the participants in the Incentive Stock Plan. Key employees of, and consultants and advisors to, the Company and any future subsidiaries who can make substantial contributions to the successful performance of the Company are eligible to be granted Awards under the Incentive Stock Plan. It is anticipated that the Committee's determinations of which eligible individuals will be granted Awards and the terms thereof will be based on each individual's present and potential contribution to the success of the Company and its subsidiaries. The approximate number of persons initially eligible to receive Awards under the Incentive Stock Plan has not yet been determined. Further, the Incentive Stock Plan provides that employees will be given the opportunity to purchase additional Common Shares through a payroll deduction program. The Incentive Stock Plan also provides that, on an annual basis and without any further action by the Committee or the Board, the Company will grant director options, as described below, to each non-employee director of the Board.

    STOCK OPTIONS. The Committee may grant non-qualified stock options to employees, advisors and consultants but may grant incentive options only to employees. The Committee has discretion to fix the exercise price of such options, which, in the case of an incentive stock option, may not be less than the fair market value of the Common Shares at the date of grant. In the case of an incentive stock option granted to a 10% shareholder of the Company, the exercise price may not be less than 110% of the fair market value of the Common Shares at the date of grant. The Committee also has broad discretion as to the terms and conditions under which options will be exercisable. Incentive stock options will expire not later than ten years after the date on which they are granted (or five years in the case of an incentive stock option granted to a 10% shareholder of the Company). The exercise price of the options may be satisfied in cash or, in the discretion of the Committee, by exchanging Common Shares owned by the optionee, or by a combination of the preceding.

    DIRECTOR OPTIONS. Under the Incentive Stock Plan, each director who is not an employee of the Company or of a subsidiary will receive, on the first business day after the effective date of the Registration Statement of which this Prospectus is a part, a grant of a non-qualified stock option to purchase 6,000 Common Shares at an exercise price equal to the public offering price set forth on the cover page of this Prospectus. Thereafter, each person who becomes a director and is not an employee of the Company or of a subsidiary will receive, on the first business day after he becomes a director, a grant of a non-qualified option to purchase 6,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant and, on the first business day after each succeeding annual meeting of shareholders, each continuing non-employee director will receive a grant of a non-qualified stock option to purchase 2,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant. A director option will be exercisable beginning six months after the date of grant and until the earlier of (i) the tenth anniversary of the date of grant and (ii) three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director, provided, however, that if a director ceases to be a director after having been convicted of, or pled guilty to, a felony, the director option will be canceled on the date the director ceases to be a director. The exercise price of the director options may be satisfied in cash or, in the discretion of the Committee, by exchanging Common Shares owned by the director, or by a combination of cash and Common Shares.

    SARS. SARs may be awarded either in tandem with options ("Tandem SARs") or on a stand-alone basis ("Nontandem SARs"). Tandem SARs may be awarded by the Committee either at the time the related option is granted or thereafter at any time prior to the exercise, termination or expiration of the related option. The exercise price determined with respect to an option shall also be applicable in connection with the exercise of any Tandem SAR granted with respect to such option. At the time of grant of a Nontandem SAR, the Committee will specify the base price of the Common Shares to be issued for determining the amount of cash or number of the Company's Common Shares to be distributed upon the exercise of such Nontandem SAR. The base price of Nontandem SARs will not be less than 100% of the fair market value per share of the Company's Common Shares underlying the award on the date of grant.

    Tandem SARs are exercisable only to the extent that the related option is exercisable and only for the period determined by the Committee (which period may expire prior to the expiration date of the related option). Upon the exercise of all or a portion of Tandem SARs, the related option shall be canceled with respect to an equal number of the Company's Common Shares. Similarly, upon exercise of all or a portion of an option, the related Tandem SARs shall be canceled with respect to an equal number of the Company's Common Shares. Nontandem SARs shall be exercisable for the period determined by the Committee.

    Upon the surrender of a Tandem SAR and cancellation of the related unexercised option, the employee will be entitled to receive Common Shares of the Company having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one Common Share as of the date the Tandem SAR is exercised over (ii) the exercise price per share specified in such option, multiplied by (B) the number of Common Shares subject to the option, or portion thereof, which is surrendered. Upon surrender of a Nontandem SAR, the employee will be entitled to receive Common Shares having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one Common Share as of the date on which the Nontandem SAR is exercised over (ii) the base price of the shares covered by the Nontandem SAR multiplied by (B) the number of Common Shares covered by the Nontandem SAR, or the portion thereof being exercised. The Committee, in its discretion, may cause all or any portion of the Company's obligation to an employee in respect of the exercise of an SAR to be satisfied in cash in lieu of Common Shares. Any fractional shares resulting from the exercise of an SAR will be paid in cash.

    RESTRICTED STOCK AWARDS. An award of restricted stock is an Award of Common Shares that is subject to such restrictions as the Committee deems appropriate, including forfeiture conditions and restrictions on transfer for a period specified by the Committee. Awards of restricted stock may be granted under the Incentive Stock Plan for or without consideration. Restrictions on restricted stock may lapse in installments based on factors selected by the Committee. The Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Committee, a participant who has been granted restricted stock will, from the date of grant, have the rights of a shareholder of the Company in respect of such Common Shares, including the right to vote such Common Shares and to receive dividends and other distributions thereon, subject to the restrictions set forth in the Incentive Stock Plan and in the instrument evidencing such Award. The shares of restricted stock will be held by the Company, or by an escrow agent designated by the Company, during the restricted period and may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. The Committee has authority to determine the duration of the restricted period and the conditions under which restricted stock may be forfeited, as well as the other terms and conditions of such awards.

    PERFORMANCE SHARE AWARDS. A performance share award is an Award of a number of units that represent the right to receive a specified number of Common Shares or cash, or both, upon satisfaction of certain specified performance goals, subject to such terms and conditions as the Committee determines. Performance Awards will be earned to the extent such performance goals established by the Committee are achieved over a period of time specified by the Committee. The Committee has discretion to determine the value of each performance Award, to adjust the performance goals as it deems equitable to reflect events affecting the Company or changes in law or accounting principles or other factors, and to determine the extent to which performance Awards that are earned may be paid in the form of cash, Common Shares or a combination of both.

    STOCK PURCHASE PLAN. Periodically, all employees of the Company who have at least one year of service with the Company will be given the opportunity to purchase Common Shares under the Incentive Stock Plan through a payroll deduction program. Pursuant to this program, employees will be able to purchase Common Shares at a price equal to between 85% and 100% of fair market value. Certain restrictions contained in Section 423 of the Code apply to this payroll deduction program, including a limitation on the maximum value of Common Shares that may be purchased by an individual employee in any calendar year. Upon purchase of Common Shares through payroll deduction, the Company will issue share certificates to the participating employees.

    UNRESTRICTED SHARES.    Unrestricted  Shares  may also  be  granted  at  the
discretion of the Committee. Except as required by applicable law, no payment will be required for Unrestricted Shares.

    The Committee has broad discretion as to the specific terms and conditions of each Award and any rules applicable thereto, including the effect, if any, of a change in control of the Company. The terms of each Award are to be evidenced by a written instrument delivered to the participant. The Common Shares issued under the Incentive Stock Plan are subject to applicable tax withholding by the Company which, to the extent permitted by Rule 16b-3 under the Exchange Act, may be satisfied by the withholding of Common Shares issuable under the Incentive Stock Plan. Any Awards granted under the Incentive Stock Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

    The Incentive Stock Plan may be amended or terminated at any time by the Board of Directors; provided, however, that no such amendment or termination may adversely affect an optionee's or grantee's rights under any Award theretofore granted under the Incentive Stock Plan, except with the consent of such optionee or grantee, and except that no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval that is required as a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to qualify or comply.

OPTION GRANTS

    The following table sets forth certain information regarding grants of non-qualified options under the Plan made to be effective as of the first business day after the effective date of the Registration Statement of which this Prospectus is a part, in all cases at an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus:

NAME AND POSITION                                                            NUMBER OF SHARES
- ---------------------------------------------------------------------------  -----------------
Richard R. Slager..........................................................         20,000
Alan B. Satterwhite........................................................         20,000
All other executive officers as a group (4 persons)........................         30,000
All other employees........................................................         45,000

    In addition, each current non-employee director (3 persons) and each director nominee (6 persons) will automatically receive a non-qualified stock option to purchase 6,000 Common Shares as more fully described above under "DIRECTOR OPTIONS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE INCENTIVE STOCK PLAN

    STOCK OPTIONS. When an optionee exercises a non-qualified stock option, the difference between the option price and any higher fair market value of the Common Shares, generally on the date of exercise, will be ordinary income to the optionee and generally will be allowed as a deduction for federal income tax purposes to the Company. Any gain or loss realized by an optionee on disposition of the Common Shares acquired upon exercise of a non- qualified stock option generally will be capital gain or loss to such optionee, long-term or short-term depending on the holding period, and will not result in any additional tax consequences to the Company. The optionee's basis in the Common Shares for determining gain or loss on the disposition will be the fair market value of such Common Shares determined generally at the time of exercise.

    When an optionee exercises an incentive stock option while employed by the Company or a subsidiary or within three months (one year for death or disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the Common Shares acquired upon such exercise over the option exercise price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the Common Shares acquired upon exercise of the incentive stock option are not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option exercise price of such Common Shares will be long-term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. Generally, if the Common Shares are disposed of prior to the expiration of such periods (a "disqualifying disposition"), the excess of the fair market value of such Common Shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition (and the Company will generally be entitled to a federal income tax deduction in like amount). Any gain realized by the optionee as a result of a disqualifying disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year after death or disability) after termination of employment, the tax consequences are the same as described above for non-qualified options.

    RESTRICTED STOCK. In the absence of an election by a participant pursuant to Section 83(b) of the Code, the grant of restricted Common Shares will not result in taxable income to the participant or a deduction for the Company in the year of grant. The value of such restricted Common Shares will be taxable to the participant in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted Common Shares on the date of grant pursuant to Section 83(b) of the Code, by making the election within 30 days after the date of such grant. If such an election were made, such participant would not be allowed to deduct at a later date the amount included as taxable income if he or she should forfeit the restricted Common Shares to the Company. The Company will generally be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant in the year such income is recognized. Prior to the lapse of restrictions, dividends paid on the Common Shares subject to such restrictions will be taxable to the participant as additional compensation in the year received free of restrictions, and the Company will be allowed a corresponding federal income tax deduction.

    STOCK PURCHASE PLAN. Common Shares purchased pursuant to the stock purchase plan at 100% of fair market value will be taxed as if such Common Shares had been acquired on the open market. Therefore, any gain or loss realized by an employee on disposition of the Common Shares acquired pursuant to the stock purchase plan generally will be capital gain or loss to such employee, long-term or short-term depending on the holding period, and will not result in any additional tax consequences to the Company. If an employee purchases Common Shares pursuant to the stock purchase plan at less than 100% of fair market value, then such employee shall treat as ordinary income in the year in which such employee disposes of such Common Shares (or the year closing with such employee's death) an amount equal to the lesser of (i) the excess of the fair market value at the time of such disposition or death over the amount paid for the Common Shares or (ii) the excess of the fair market value of the Common Shares at the time the Common Shares were purchased over the amount paid for the Common Shares.

    SARS. There are no income tax consequences to an employee upon the granting of either a Tandem SAR or a Nontandem SAR. When an employee surrenders an SAR (either Tandem or Nontandem), the fair market value of the Common Shares of the Company received on the date of surrender will be ordinary income to the employee and will be allowed as a deduction for federal income tax purposes to the Company. If, upon surrender of an SAR, the employee receives cash in lieu of Common Shares, the amount of cash received by the employee will be ordinary income and deductible by the Company for federal income tax purposes.

    UNRESTRICTED SHARES. To the extent that the Committee grants Unrestricted Shares to an employee, upon such grant, the fair market value of such Common Shares will be ordinary income to the employee. At the time of such grant, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the then fair market value of the Unrestricted Shares.

    SPECIAL RULES.   Special  rules apply  to a  participant who  is subject  to
Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for a stock option is paid in Common Shares previously owned by the optionee rather than in cash and if the Award is held, following the death of a participant, by the executors of the participant's estate.

                              CERTAIN TRANSACTIONS

    In December, 1995, the Company entered into a loan agreement with JMAC, an investment company owned by John H. McConnell and John P. McConnell, the founder and Chief Executive Officer, respectively, of Worthington Industries, Inc., pursuant to which JMAC agreed to provide up to $8.0 million in loans to the Company during a commitment period expiring December 31, 1996. Borrowings under the agreement are subordinated to all obligations of the Company to financial institutions. The loans bear interest at 15% per annum, payable annually. If not sooner paid, all amounts advanced under the agreement are due January 1, 2000, or earlier upon the occurrence of certain events. The purpose of the loans is to provide the Company with equity funds as required by third party lenders for construction of additional Karrington residences. The agreement contains customary representations and covenants of the Company and certain conditions to JMAC's obligation to lend funds. As of June 30, 1996, the outstanding principal balance and accrued interest due JMAC was approximately $5.6 million. The aggregate amount due JMAC upon closing of this offering will be repaid from the net proceeds to be received by the Company from this offering, and the loan agreement will be terminated. See "Use of Proceeds."


    Effective January 1, 1995, JMAC Properties and DMA entered into a Restated Third Amendment to Partnership Agreement pursuant to which certain subordinated debentures and accrued interest thereon totaling $5.3 million, owed by the Company to JMAC and DMA, were converted to equity.

    In connection with the construction and permanent mortgage loan arrangements made with third party lenders in respect of residence development, each of
Karrington Operating, DMA, JMAC, JMAC Properties and Messrs. Slager and Satterwhite have entered into various unlimited and limited guarantee agreements. Although no proceeds of this offering are allocated or intended to be applied to make payments of principal or interest under any such financing arrangements, any resulting increase in operating capital that might subsequently be applied for such payments or otherwise to satisfy such financing obligations will reduce the exposure of the guarantors. The guarantors have not received any compensation for the guarantees, but are indemnified by the Company against liability arising thereunder.

    Charles H. McCreary, the Company's Secretary and a Director nominee, is a partner in the law firm of Bricker & Eckler, which provides legal services to the Company in connection with a variety of business and organizational matters.

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The table below sets forth the number and percentage of outstanding Common Shares beneficially owned upon completion of the Reorganization Transactions, and as adjusted to give effect to this offering, by (i) each person known by the Company to own beneficially more than five percent of any class of the Company's voting securities; (ii) each director and each person who has agreed to become a director upon completion of the offering; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. The Company believes that each individual or entity named has sole investment and voting power with respect to Common Shares indicated as beneficially owned by such individual or entity, except as otherwise noted. The address of JMAC is 150
E. Wilson Bridge Road, Suite 230, Worthington, Ohio 43085. The address of each of Messrs. Slager and Satterwhite is c/o Karrington Health, Inc., 919 Old Henderson Road, Columbus, Ohio 43220.


                                                        SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                               OWNED                                    OWNED
                                                         PRIOR TO OFFERING      SHARES TO BE        AFTER OFFERING
                                                      ------------------------     SOLD IN     ------------------------
NAME                                                    NUMBER       PERCENT      OFFERING       NUMBER       PERCENT
- ----------------------------------------------------  -----------  -----------  -------------  -----------  -----------
JMAC, Inc. .........................................    2,900,000       66.7%      650,000(1)    2,250,000       33.6%
Richard R. Slager...................................      717,750       16.5%           --         717,750       10.7%
Alan B. Satterwhite.................................      717,750       16.5%           --         717,750       10.7%
Charles H. McCreary.................................           --         --            --              --         --
Michael H. Thomas...................................           --         --            --              --         --
John S. Christie....................................           --         --            --              --         --
Bernadine P. Healy..................................           --         --            --              --         --
David H. Hoag.......................................           --         --            --              --         --
John H. McConnell (2)...............................    2,900,000       66.7%      650,000(1)    2,250,000       33.6%
James V. Pickett....................................           --         --            --              --         --
Harold A. Poling....................................           --         --            --              --         --
Robert D. Walter....................................           --         --            --              --         --
All directors, director nominees and executive
 officers as a group (11 persons)(2)................    4,335,500       99.7%      650,000(1)    3,685,500       55.0%

- ------------------------
(1) If the Underwriters exercise their over-allotment option in full, JMAC will sell an additional 225,000 Common Shares.

(2) Includes all of the Common Shares held of record by JMAC, Inc. Mr. McConnell is the Chairman of the Board and a controlling shareholder of JMAC, and the directors of JMAC have given Mr. McConnell sole voting and investment power in the Common Shares of the Company held by it.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 28,000,000 Common Shares, without par value, and 2,000,000 preferred shares, without par value. As of the effective date of the Registration Statement of which this Prospectus forms a part, 4,350,000 Common Shares were issued and outstanding and 550,000 authorized Common Shares were reserved for issuance under the Company's Incentive Stock Plan. There are no preferred shares issued and outstanding.

COMMON SHARES

    Holders of Common Shares are entitled to one vote for each Common Share held of record on all matters presented to a vote of shareholders. Holders of Common Shares have no cumulative voting rights and no preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Shares. Subject to preferences that may be applicable to any outstanding preferred shares and subject to the applicable debt instruments of the Company, holders of Common Shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of Common Shares are entitled to share pro rata in distribution of the assets of the Company remaining after payment or provision for payment of liabilities and the liquidation payments to holders of outstanding preferred shares. All outstanding Common Shares are, and the Common Shares offered hereby when issued and paid for will be, fully paid and nonassessable.

    The Common Shares have been approved for quotation on The Nasdaq National Market.

PREFERRED SHARES

    The Company's Board of Directors has the authority to issue up to 2,000,000 preferred shares in one or more series and to fix, by resolution, the designations, preferences and relative, participating, optional or other rights, if any, but currently not the voting rights, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Ohio law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the Company's shareholders. Any series of preferred shares so issued could have priority over the Common Shares with respect to dividend or liquidation rights or both. In addition, the issuance of preferred shares, or the issuance of rights to purchase such shares, could have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal.

REGISTRATION RIGHTS AGREEMENT

    The Company, JMAC, Messrs. Slager and Satterwhite and Gregory M. Barrows, an employee of the Company, are parties to a Registration Rights Agreement dated as of May 8, 1996 (the "Registration Rights Agreement"). At May 8, 1996, JMAC and Messrs. Slager, Satterwhite and Barrows held, or had the right to acquire, an aggregate of 4,350,000 Common Shares of the Company. At any time after January 1, 1997, the holders of 50% or more of the outstanding Common Shares subject to the Registration Rights Agreement may make up to two requests that the Company register the offering of some or all of such Common Shares at the Company's expense. The Company is not required to effect more than one demand registration during any 18-month period and each demand registration is subject to customary underwriting and hold-back provisions. Each of the holders of the demand registration rights under the Registration Rights Agreement have incidental or piggy-back registration rights in the event that the Company proposes to register the offering of any of its securities (other than the registration of employee benefit plans or business combination transactions), as well as in connection with a qualifying demand registration by another holder or holders of such demand registration rights. To the extent exercised, such incidental registration rights are also subject to customary underwriting and hold-back provisions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent  and registrar  for the  Common Shares  is National  City
Bank.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

    Certain provisions of the Articles of Incorporation and Code of Regulations of the Company and of the Ohio GCL summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

CLASSIFIED BOARD OF DIRECTORS

    The Company's Code of Regulations provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, the Code of Regulations provides that the shareholders may remove a Director only for cause. This provision, when coupled with ability of the Board of Directors to fill vacant directorships, will preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

NO SHAREHOLDER ACTION BY WRITTEN CONSENT

    Section 1701.54 of the Ohio GCL requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to
Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. The Company's Code of Regulations provides that, upon the closing of the offering, no action to amend the Code of Regulations may be taken by the shareholders without a meeting. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

SUPERMAJORITY VOTING PROVISIONS
    The Code of Regulations provides that the provisions relating to the share ownership required to call a meeting, the classification of the Board of Directors, removal of directors, the elimination of shareholder action by written consent to amend the Code of Regulations, indemnification of directors and supermajority voting may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, without the vote of the holders of not less than 66 2/3% of the total voting power of the Company.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    The Code of Regulations provides that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Code of Regulations also specifies certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

CONTROL SHARE ACQUISITION STATUTE

    Section 1701.831 of the Ohio GCL (the "Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest) of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or 33 1/3% or more (but less than a majority) of such voting power or a majority or more of such voting power. Under the Control Share Acquisition Statute, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

    The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant to the shareholders of the Company the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their Common Shares if the implementation of the proposal is approved.

    The Control Share Acquisition Statute applies not only to traditional tender offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that a majority of the voting power of the Company, excluding "interested shares," must be represented at the meeting and must be voted in favor of the acquisition. It is recognized that the Control Share Acquisition Statute may have the effect of discouraging or preventing offers which some shareholders might find financially attractive.

MERGER MORATORIUM STATUTE

    Chapter 1704 of the Ohio GCL (the "Merger Moratorium Statute") generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns, alone or with other related parties, shares representing at least 10% of the voting power of such corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of 2/3 of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve. The Merger Moratorium Statute is designed to prevent many of the self-dealing activities that often accompany highly-leveraged acquisitions by prohibiting an Interested Shareholder from using the corporation or its assets or shares for his special benefit. The Merger Moratorium Statute is intended to encourage potential tender offerors to negotiate with the Board of Directors of the Company to ensure that the shareholders of the Company receive fair and equitable consideration for their shares. However, the Merger Moratorium Statute could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have 6,700,000 Common Shares outstanding (6,925,000 Common Shares if the Underwriters exercise their over-allotment option in full). All Common Shares sold in the offering will be freely transferable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Company (as that term is defined in Rule 144 under the Securities Act). The remaining 3,700,000 outstanding Common Shares held by current shareholders constitute either "restricted securities," within the meaning of Rule 144, or securities held by affiliates, and will only be eligible for sale in the open market after the offering subject to the contractual lockup provisions and applicable requirements of Rule 144 described below.

    In general, under Rule 144, as currently in effect, if a period of at least two years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell a number of Common Shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding Common Shares or (ii) the average weekly reported volume of trading of the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates also must sell Common Shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the Common Shares immediately without regard to the volume limitations and other conditions described above.

    Sales of a significant number of Common Shares could have an adverse impact on the market price of the Common Shares. The Company and all of the Company's executive officers and directors have agreed not to offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of, any Common Shares or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of this Prospectus, without the prior written consent of Smith Barney Inc., except in certain limited circumstances.


    After the effective date of the Registration Statement of which this Prospectus forms a part, the Company expects to file a registration statement on Form S-8 under the Securities Act covering 550,000 Common Shares reserved for issuance under the Company's Incentive Stock Plan. Upon the filing of such registration statement, Common Shares issued upon exercise of options or other awards granted under the Incentive Stock Plan generally will be available for sale in the open market by non-affiliates of the Company.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Shareholder have agreed to sell to such Underwriter, Common Shares which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                                                        NUMBER OF
UNDERWRITER                                                                                              SHARES
- -----------------------------------------------------------------------------------------------------  -----------
Smith Barney Inc.....................................................................................
J.C. Bradford & Co...................................................................................

                                                                                                       -----------
  Total..............................................................................................    3,000,000
                                                                                                       -----------
                                                                                                       -----------

    The Underwriters are obligated to take and pay for all Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such Common Shares are purchased.

    The Underwriters, for whom Smith Barney Inc. and J.C. Bradford & Co. are acting as Representatives, propose to offer a portion of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and a portion of the shares to certain dealers at a
price which represents a concession not in excess of $       per share under the
public offering price. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $         per share to certain Underwriters or  to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 450,000 additional Common Shares at the price to public set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. Of the Common Shares subject to the Underwriters' over-allotment option, up to 225,000 shares may be sold by the Company and up to 225,000 shares may be sold by the Selling Shareholder. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase from the Company and the Selling Shareholder on a pro rata basis approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, the Selling Shareholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company, its directors and officers and the holders of all of the Company's currently outstanding Common Shares (including the Selling Shareholder) have agreed not to offer, sell, contract to sell or otherwise dispose of, any Common Shares or any securities convertible into, or exercisable or exchangeable for, Common Shares for a period of 180 days after the date of this Prospectus, without the prior consent of Smith Barney Inc., except in certain limited circumstances.

    At the Company's request, the Underwriters have agreed to reserve up to 80,000 Common Shares for sale at the public offering price to Company employees and other persons having certain business relationships with the Company. The number of Common Shares available for sale to the general public will be reduced to the extent these persons purchase such reserved Common Shares. Any reserved Common Shares not purchased will be offered by the Underwriters to the general public on the same basis as the other Common Shares offered hereby.

    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Shares offered hereby has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, the past and present earnings of the Company and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices and earnings of similar securities of comparable companies at the time of the offering.

                                 LEGAL MATTERS

    The validity of the Common Shares offered hereby will be passed upon for the Company and the Selling Shareholder by Vorys, Sater, Seymour and Pease, Columbus, Ohio, and for the Underwriters by Dewey Ballantine, New York, New York. As to matters governed by Ohio law, Dewey Ballantine will rely upon the opinion of Vorys, Sater, Seymour and Pease.

                             CHANGE IN ACCOUNTANTS

    On November 7, 1995, the Company replaced Deloitte & Touche LLP with Ernst & Young LLP as the Company's independent certified public accountants. The reports of Deloitte & Touche LLP on the consolidated financial statements of the Company as of December 31, 1994 and for each of the two years in the period then ended did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the two years ended December 31, 1994 and the period between December 31, 1994 and the date on which Deloitte & Touche LLP was dismissed, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its reports.

                                    EXPERTS

    The consolidated financial statements of Karrington Health, Inc. at December 31, 1995, and for the year then ended, included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Karrington Operating Company at December 31, 1994 and for each of the two years in the period ended December 31, 1994, included in this Prospectus and Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company, after the offering of Common Shares described herein, will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the Commission. Such information can be inspected without charge after the offering at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed fees.

    The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and financial statements thereto, to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, may be inspected and copies thereof can be obtained as described in the preceding paragraph with respect to periodic reports and other information filed by the Company under the Exchange Act.

    The Company intends to furnish its shareholders with annual reports containing audited financial statements, which have been certified by the Company's independent auditors.

                            KARRINGTON HEALTH, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Reports of Independent Auditors............................................................................         F-2
Consolidated Balance Sheets................................................................................         F-4
Consolidated Statements of Operations......................................................................         F-5
Consolidated Statements of Owners' Equity (Deficiency).....................................................         F-6
Consolidated Statements of Cash Flows......................................................................         F-7
Notes to Consolidated Financial Statements.................................................................         F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Karrington Health, Inc.

    We have audited the accompanying consolidated balance sheet of Karrington Health, Inc. (the "Company"), formerly Karrington Operating Company (a partnership) and its affiliates as of December 31, 1995, and the related consolidated statements of operations, owners' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Karrington Health, Inc. and its affiliates as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          /s/  ERNST & YOUNG LLP



Columbus, Ohio
January 19, 1996, except for Notes 9 and 10
as to which the date is July 18, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Owners of
Karrington Operating Company:

    We have audited the accompanying consolidated balance sheets of Karrington Operating Company and affiliates as of December 31, 1994, and the related consolidated statements of operations, owners' equity (deficiency), and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Karrington Operating Company and affiliates at December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
January 24, 1995

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                           DECEMBER 31,
                                                  ------------------------------                    PRO FORMA
                                                       1994            1995       MARCH 31, 1996  MARCH 31, 1996
                                                  --------------  --------------  --------------  --------------
                                                                                   (UNAUDITED)     (UNAUDITED)

                                                                                                    (NOTE 10)
Current assets:
  Cash..........................................  $      137,062  $      144,833  $       43,253
  Accounts receivable...........................          67,520         243,914         193,130
  Amounts due from affiliates...................          40,355         523,278         558,211
  Prepaid expenses..............................         121,018          98,821         114,537
                                                  --------------  --------------  --------------
    Total current assets........................         365,955       1,010,846         909,131
Property and equipment -- net (NOTE 2)..........      14,844,963      24,879,363      28,571,074
Other assets -- net (NOTE 3)....................       1,081,176         786,233         771,936
                                                  --------------  --------------  --------------
    Total assets................................  $   16,292,094  $   26,676,442  $   30,252,141
                                                  --------------  --------------  --------------
                                                  --------------  --------------  --------------

                                         LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities......  $      734,385  $    1,425,047  $    2,256,771
  Payroll and related taxes.....................         236,827         410,590         287,511
  Unearned resident fees........................         171,006         414,821         321,271
  Interest payable..............................          96,046         129,699         139,115
  Current portion of long-term obligations......          38,905         205,485         204,174
                                                  --------------  --------------  --------------
    Total current liabilities...................       1,277,169       2,585,642       3,208,842
Long-term obligations (NOTES 5 AND 6):
  Subordinated debentures payable to partners...       5,323,443          33,840       1,063,473
  Mortgages and other...........................      11,454,753      18,216,053      20,689,613
                                                  --------------  --------------  --------------
    Total long-term obligations.................      16,778,196      18,249,893      21,753,086
Deferred taxes..................................              --              --              --  $    1,100,000
Owners' equity (deficiency):
  Partners equity (deficiency)..................      (1,763,271)      5,840,907       5,290,213              --
  Preferred shares, without par value; 2,000,000
   shares authorized; no pro forma shares issued
   and
   outstanding..................................
  Common shares, without par value; 28,000,000
   shares authorized, 4,350,000 pro forma shares
   outstanding..................................                                                       5,290,213
  Retained earnings (deficiency)................                                                      (1,100,000)
                                                  --------------  --------------  --------------  --------------
Total liabilities and owners' equity............  $   16,292,094  $   26,676,442  $   30,252,141  $    5,290,213
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------

                            See accompanying notes.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                 YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------  ----------------------------
                                          1993            1994            1995           1995           1996
                                      -------------  --------------  --------------  -------------  -------------
                                                                                             (UNAUDITED)
Revenues:
  Residence operations..............  $   2,288,387  $    4,976,787  $    6,219,465  $   1,390,342  $   1,822,164
  Development and project management
   fees.............................         17,500         287,683         524,391         68,480        122,006
                                      -------------  --------------  --------------  -------------  -------------
    Total revenues..................      2,305,887       5,264,470       6,743,856      1,458,822      1,944,170
Expenses:
  Residence operations..............      1,907,684       3,453,690       4,380,312      1,069,056      1,327,527
  General and administrative........        170,319         634,016       1,704,694        268,481        574,894
  Depreciation and amortization.....        505,125         844,420         979,797        215,663        294,158
  Write-off of intangible asset.....             --              --         492,288             --             --
                                      -------------  --------------  --------------  -------------  -------------
    Total expenses..................      2,583,128       4,932,126       7,557,091      1,553,200      2,196,579
                                      -------------  --------------  --------------  -------------  -------------
Operating income (loss).............       (277,241)        332,344        (813,235)       (94,378)      (252,409)
Interest expense....................       (707,186)     (1,349,827)     (1,022,516)      (248,118)      (314,784)
Equity in net earnings (loss) of
 unconsolidated entity (NOTE 7).....             --         (17,470)       (105,529)       (50,708)        16,499
                                      -------------  --------------  --------------  -------------  -------------
Net loss............................  $    (984,427) $   (1,034,953) $   (1,941,280) $    (393,204) $    (550,694)
                                      -------------  --------------  --------------  -------------  -------------
                                      -------------  --------------  --------------  -------------  -------------
Unaudited pro forma information
 (NOTE 10):
  Net loss per share................                                 $         (.45)                $        (.13)
  Common shares
   outstanding......................                                      4,350,000                     4,350,000

                            See accompanying notes.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
             CONSOLIDATED STATEMENTS OF OWNERS' EQUITY (DEFICIENCY)

                                                                                                    TOTAL OWNERS'
                                                                                                        EQUITY
                                                                                                    --------------
Balance at January 1, 1993........................................................................   $    256,109
  Net loss........................................................................................       (984,427)
                                                                                                    --------------
Balance at December 31, 1993......................................................................       (728,318)
  Net loss........................................................................................     (1,034,953)
                                                                                                    --------------
Balance at December 31, 1994......................................................................     (1,763,271)
  Conversion of long-term obligations and accrued interest to partners' equity (NOTE 6)...........      5,330,458
  Cash capital contributions......................................................................      5,000,000
  Capital distributions...........................................................................       (785,000)
  Net loss........................................................................................     (1,941,280)
                                                                                                    --------------
Balance at December 31, 1995......................................................................      5,840,907
  Net loss (unaudited)............................................................................       (550,694)
                                                                                                    --------------
Balance at March 31, 1996 (unaudited).............................................................   $  5,290,213
                                                                                                    --------------
                                                                                                    --------------

                            See accompanying notes.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED MARCH
                                                          YEAR ENDED DECEMBER 31,                      31,
                                                 -----------------------------------------  -------------------------
                                                     1993          1994          1995          1995          1996
                                                 ------------  ------------  -------------  -----------  ------------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.......................................  $   (984,427) $ (1,034,953) $  (1,941,280) $  (393,204) $   (550,694)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Write-off of intangible assets...............            --            --        587,288       95,000            --
  Depreciation and amortization................       505,125       844,420        979,797      215,663       294,158
  Net loss on disposal of fixed asset..........            --            --          6,938           --            --
  Straight-line rent expense...................            --        19,520         12,520        2,086         3,534
  Equity in net (earnings) loss of
   unconsolidated entity.......................            --        17,470        105,529       50,708       (16,499)
  Change in operating assets and liabilities:
    Accounts receivable........................        (8,907)      (50,777)      (659,317)    (205,104)       15,851
    Prepaid expenses...........................       (17,442)      (36,081)        22,197      (35,725)      (15,716)
    Accounts payable and accrued
     liabilities...............................        34,764        66,752        198,573      (31,195)      246,764
    Other liabilities..........................       307,153       522,018        451,231      230,244      (207,213)
                                                 ------------  ------------  -------------  -----------  ------------
    Net cash provided by (used in) operating
     activities................................      (163,734)      348,369       (236,524)     (71,527)     (229,815)
INVESTING ACTIVITIES
Increase in assets whose use is limited........            --            --       (239,000)          --            --
Purchases of property and equipment............    (5,205,831)   (2,043,109)   (10,023,395)    (706,714)   (3,291,406)
Payments of pre-opening costs..................      (337,395)      (27,881)      (314,592)     (48,447)     (130,469)
Payments for organization costs and other......       (32,535)       16,923        (50,320)     (16,129)      (45,282)
                                                 ------------  ------------  -------------  -----------  ------------
    Net cash used in investing activities......    (5,575,761)   (2,054,067)   (10,627,307)    (771,290)   (3,467,157)
FINANCING ACTIVITIES
Proceeds from mortgages........................     4,828,695     4,468,654     14,324,119      108,789     2,512,691
Repayment of mortgages.........................            --    (3,802,002)    (7,474,272)      (8,112)      (37,515)
Proceeds from JMAC debentures..................       833,595     1,051,000         40,855           --     1,029,633
Proceeds from other long-term obligations......        67,156            --             --           --            --
Payment of other long-term obligations.........       (22,108)      (11,757)       (16,986)          --        (6,461)
Proceeds from restricted certificate of
 deposit.......................................       150,000            --             --           --            --
Payment for financing fees.....................            --      (158,180)      (217,114)      (5,484)       (2,956)
Proceeds from partner's capital
 contribution..................................            --            --      5,000,000      750,000            --
Distributions from unconsolidated entity.......            --            --             --           --       100,000
Payment of partner distributions...............            --            --       (785,000)          --            --
                                                 ------------  ------------  -------------  -----------  ------------
    Net cash provided by financing
     activities................................     5,857,338     1,547,715     10,871,602      845,193     3,595,392
                                                 ------------  ------------  -------------  -----------  ------------
Increase (decrease) in cash....................       117,843      (157,983)         7,771        2,376      (101,580)
Cash at beginning of period....................       177,202       295,045        137,062      137,062       144,833
                                                 ------------  ------------  -------------  -----------  ------------
Cash at end of period..........................  $    295,045  $    137,062  $     144,833  $   139,438  $     43,253
                                                 ------------  ------------  -------------  -----------  ------------
                                                 ------------  ------------  -------------  -----------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid for interest.........................  $    902,900  $    981,412  $   1,399,347  $   451,626  $    467,369

                            See accompanying notes.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

1.  DESCRIPTION OF THE BUSINESS
    Karrington Health, Inc. was incorporated in April 1996 to become the parent of Karrington Operating Company (Karrington Operating) upon the consummation of the reorganization transactions which will occur immediately prior to the effective date of the registration statement (see Note 9). Hereinafter, all references to the "Company" encompass Karrington Operating and Karrington Health, Inc. Karrington Operating is an Ohio General Partnership founded in 1991 by DevelopMed Associates, Inc. (Associates) and JMAC Properties, Inc., a private investment company, the principal shareholder of which is JMAC, Inc. (JMAC). The trade name "Karrington Communities," a Registered Trademark, is the operating name of all residences owned and operated by the Company.

    The Company operates private pay, assisted living residences under licenses from state agencies principally in Ohio and adjacent states. The residences are for older adults who require assistance with activities of daily living. These activities include bathing, dressing, meal preparation, housekeeping, taking medications, transportation, and other activities that, because of the resident's condition, are difficult for residents to accomplish in an independent living setting. The Company also renders consulting, development and other support services to the long-term care industry with a focus on assisted living.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements reflect the operations and development activities of the Company and three limited partnerships (Affiliates) in which the Company's partnership interest approximates 98% (see Note 4). Significant interpartnership transactions and accounts are eliminated in consolidation.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

INVESTMENT IN JOINT VENTURE

    The Company uses the equity method of accounting for its investment in Karrington Operating of Oakwood, LLC, a 50% joint venture formed to operate an assisted living residence in Dayton, Ohio (see Note 7).

REVENUE RECOGNITION

    The Company recognizes rental and service fee revenue in the period in which it is earned. Payments received in advance are reflected as unearned resident fees in the accompanying consolidated financial statements. Community fees are payments received from residents at move in and may be refundable ratably over three months from the date of admission if the resident moves out. Community fees are recognized as revenue when received less an estimate of the amount that may be refunded. The Company performs development and project management consulting services for various operators of assisted living residences and recognizes revenue for these fees as the services are provided.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY

    Property and equipment are recorded at cost. In connection with the development of residence projects, the Company has entered into land purchase contracts, agreements with architects, financing agreements and construction contracts which are administered by the Company. All costs related to the development of residences are capitalized during the construction period. Indirect project development and pre-acquisition costs are allocated to projects and also are capitalized. Depreciation, which includes amortization of capital leases, is computed when assets are placed in service, using the straight-line method over the respective useful lives of each class of asset which generally are as follows:

Land improvements.................................................  15 years
Buildings.........................................................  40 years
Furnishings and equipment.........................................  10 years

    Property and equipment consists of the following:

                                                                            DECEMBER 31,
                                                                   ------------------------------
                                                                        1994            1995       MARCH 31, 1996
                                                                   --------------  --------------  --------------
                                                                                                    (UNAUDITED)
Land and land improvements.......................................  $    1,967,801  $    2,913,731  $    2,922,481
Buildings........................................................      10,037,507      15,277,629      19,782,690
Furnishings and equipment........................................       1,987,328       2,902,584       3,277,990
Construction-in-progress.........................................       1,637,587       5,100,340       4,087,489
                                                                   --------------  --------------  --------------
                                                                       15,630,223      26,194,284      30,070,650
Accumulated depreciation and amortization........................        (785,260)     (1,314,921)     (1,499,576)
                                                                   --------------  --------------  --------------
                                                                   $   14,844,963  $   24,879,363  $   28,571,074
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

    Construction-in-progress   and  accounts  payable  and  accrued  liabilities
include balances due for work incurred of $318,000, $810,000 and $1,395,000 at December 31, 1994 and 1995, and March 31, 1996, respectively.

PRE-OPENING COSTS

    Pre-opening costs include costs to hire and train staff, costs to prepare the residence for operation and other related costs incurred prior to opening. Prior to 1995, costs incurred in connection with preparing the residence for opening and initial occupancy were capitalized and amortized over three years, commencing with the opening of the residence. In the first quarter of 1995, the Company changed the amortization period for pre-opening costs from three years to one to be more consistent with prevailing industry practice. The effect of this change was to increase amortization expense by $92,000 in 1995, and by $28,000 and $15,000 in the first quarters of 1996 and 1995, respectively.

DEFERRED FINANCING COSTS

    Financing costs are capitalized and amortized using the interest method for permanent mortgage loans and the straight-line method, which approximates the interest method, for construction mortgage loans.

ORGANIZATION COSTS

    Organization costs are amortized using the straight-line method over five years.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING EXPENSE

    Prior to 1995, the Company capitalized advertising expenditures as part of pre-opening costs. In the first quarter of 1995, the Company adopted the provisions of AICPA SOP 93-7, "Reporting on Advertising Costs," and now expenses advertising expenditures as incurred. The effect of this change was to increase the net loss by $129,000 for 1995 (increase in residence operations of $199,000 and decrease in depreciation and amortization of $70,000) and $95,000 for the three months ended March 31, 1995 (increase in residence operations of $113,000 and decrease in depreciation and amortization of $18,000). Advertising expenditures were approximately $253,000, $250,000, and $276,000 for 1993, 1994 and 1995, respectively. Of these amounts $108,000 and $16,000 were capitalized in 1993 and 1994 respectively.

INCOME TAXES

    Partnership taxable income and losses are allocated to the partners for inclusion in their respective income tax returns. Accordingly, no provision or benefit for income taxes is recorded.

IMPACT OF CERTAIN ACCOUNTING STANDARDS

    In March, 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's adoption of Statement 121 in the first quarter of 1996 had no effect on the Company's consolidated financial statements.

UNAUDITED FINANCIAL STATEMENTS

    The consolidated financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for these interim periods have been included. The results for the interim period ended March 31, 1996 are not necessarily indicative of the results to be obtained for the full fiscal year ending December 31, 1996.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

3.  OTHER ASSETS
    Other assets consist of the following:

                                                                               DECEMBER 31,
                                                                       ----------------------------    MARCH 31,
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
Karrington Concept, less accumulated amortization of $61,176 at
 December 31, 1994...................................................  $     536,866  $          --  $          --
Pre-opening costs, less accumulated amortization of $433,759, $47,475 and $127,741 at December 31, 1994 and 1995, and March 31, 1996,
 respectively (SEE NOTE 2)...........................................        342,826        291,770        341,816
Deferred financing costs, less accumulated amortization of $85,582,
 $46,098 and $63,570 at December 31, 1994 and 1995, and March 31,
 1996, respectively (SEE NOTE 1).....................................        174,098        329,199        314,683
Organization costs and other, less accumulated amortization of
 $87,810, $125,925 and $137,533 at December 31, 1994 and 1995 and
 March 31, 1996, respectively........................................         43,856         48,264         81,938
Escrow balances (SEE NOTE 6).........................................             --        239,000        239,000
Equity (deficiency) in joint venture (SEE NOTE 7)....................        (16,470)      (122,000)      (205,501)
                                                                       -------------  -------------  -------------
                                                                       $   1,081,176  $     786,233  $     771,936
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The Karrington Concept at December 31, 1994 represents an amount allocated to an intangible asset contributed to the Company in connection with its organization by Associates. The Company allocated a prorata portion of this intangible asset to each residence developed. The intangible asset was amortized using the straight-line method over a period from the commencement of construction of each residence to December 2001, with the intent that the total Karrington Concept cost would be amortized over a period not to exceed ten years. In December 1995, the Company reevaluated this intangible asset and concluded that a future benefit could not be substantiated. Therefore, a fourth quarter charge of $492,288 was recorded to write-off this intangible asset.

4.  CONSULTING AGREEMENT
    The Company had a consulting agreement with the limited partner in its Affiliates that provided for fees based on a percentage of revenues. Under the agreement, the Company paid $167,000, $100,000 and $141,000 in such fees in 1993, 1994 and 1995, respectively. In 1995, the Company elected to terminate the agreement effective March 1996 and a $50,000 termination fee has been accrued at December 31, 1995. Effective March 1996, the Company exercised, for the account of JMAC Properties, Inc., a $45,000 buyout option of the limited partner, which amount has been accrued in accounts payable as a capital distribution at December 31, 1995.

5.  LEASE COMMITMENTS
    Two of the Company's facilities are on leased land. The lease period runs to December 2017 and includes ten additional five (5) year renewal periods. The Company is responsible for the payment of real estate taxes, site maintenance, and access road maintenance. Future minimum lease payments under noncancellable operating leases are as follows for the next five years: 1996 -- $127,000; 1997
- -- $103,000; 1998 -- $76,000; 1999 -- $70,000; and 2000 -- $65,000.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

5.  LEASE COMMITMENTS (CONTINUED)
    Total rental expense incurred was $106,000 in 1993, $93,000 in 1994, and $104,000 in 1995. Of these amounts, $23,000, $87,000 and $20,000 was capitalized to construction-in-progress and pre-opening costs in the respective years.

6.  LONG-TERM OBLIGATIONS
    Long-term obligations consist of the following:

                                                                            DECEMBER 31,
                                                                   ------------------------------
                                                                        1994            1995
                                                                   --------------  --------------  MARCH 31, 1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
$475,000 mortgage due in monthly principal installments of $1,979 plus interest at prime plus .75% (9.25% at December 31, 1995).
 Balance due in 2001.............................................  $           --  $      457,187  $      451,250
$4,000,000 mortgage due in monthly principal and interest
 installments of $33,394 with interest at LIBOR plus 3.73%
 adjusted semi-annually (9.605% at December 31, 1995). Balance
 due in 2001.....................................................       3,997,998       3,974,283       3,967,841
$9,400,000 of mortgages due in monthly principal and interest installments of $79,128. Interest is accrued at 8.9% or 9.1%.
 Balances are due in 2000........................................              --       9,371,396       9,346,270
1994 construction mortgages refinanced in 1995...................       7,400,000              --              --
$11,100,000 construction mortgages. Interest is payable monthly at prime plus 1% or 1.25% (9.75% at December 31, 1995).
 Principal is due in 1997 to 2000................................              --       4,449,122       6,961,811
Subordinated debentures payable to the partners which was
 contributed to the Company as capital effective January 1,
 1995............................................................       5,323,443              --              --
Amount outstanding under $8,000,000 subordinated debenture
 payable to JMAC, interest at 15%................................              --          33,840       1,063,473
Other long-term obligations, including installment debt, capital
 leases and accrued rent.........................................          95,660         169,550         166,615
                                                                   --------------  --------------  --------------
Total long-term obligations......................................      16,817,101      18,455,378      21,957,260
Less current portion.............................................          38,905         205,485         204,174
                                                                   --------------  --------------  --------------
Long-term obligations, less current portion......................  $   16,778,196  $   18,249,893  $   21,753,086
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

    The mortgage loans are collateralized by substantially all the assets of each residence. Certain of the mortgage agreements also require the respective partnerships to maintain specified debt service coverage ratios. Two of the mortgages require escrow balances held by the lender totaling $239,000. These amounts are included in other assets in the Company's consolidated balance sheets.

    Interest  costs  incurred  were  $996,000  in  1993,  $1,426,000  in   1994,
$1,433,000 in 1995, and $291,000 and $477,000 in the three months ended March 31, 1995 and 1996, respectively. Of these

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

6.  LONG-TERM OBLIGATIONS (CONTINUED)
amounts $289,000, $76,000,  $411,000, $43,000 and  $162,000 were capitalized  to construction-in-progress in the respective periods. Interest cost incurred includes amounts due under obligations to JMAC and amounted to $396,000 and $462,000 in 1993 and 1994, respectively. No such amounts were incurred for 1995.

    The carrying amounts of long-term obligations approximate fair value because the interest rates are self-adjusting or are comparable to mortgage rates currently available.

    As of December 31, 1995, the long-term obligations (including capital leases) mature over the next five years as follows: 1996 -- $205,000; 1997 -- $4,176,000; 1998 -- $691,000; 1999 -- $216,000 and 2000 -- $8,935,000.

    Effective January 1, 1995, the Company's partners entered into a recapitalization agreement whereby subordinated debentures and accrued interest totaling $5,330,458 were converted to owners' equity. In December 1995, the Company entered into a loan agreement with JMAC. Under the loan agreement, JMAC agreed to provide up to $8,000,000 in subordinated loans to the Company during a commitment period expiring December 31, 1996. Borrowings under the agreement are subordinate to all obligations to financial institutions. Interest accrues at 15% per annum and is payable annually. If not sooner paid, all amounts outstanding, including accrued interest, are due January 1, 2000 or earlier if certain events, as defined, occur.

7.  INVESTMENT IN JOINT VENTURES
    The Company and Sisters of Charity Health Care System of Cincinnati, Ohio (a predecessor to Catholic Health Initiatives ("CHI")) each own 50% of Karrington of Oakwood, LLC (Oakwood) under terms of a joint venture agreement. Oakwood was formed to develop, own and operate an assisted living residence in Oakwood, Ohio, a suburb of Dayton.

    The Company provides marketing, training, management and other services to Oakwood under a seven year operating agreement providing for a management fee of 6% of revenues. Fifty percent of the management fees of $15,000, $112,000, $22,000 and $30,000 for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively, have been recorded as development and project management fees in the Company's consolidated statements of operations. During 1994, the Company received a fee for managing the development of the project of $175,000, 50% of which was recorded as revenue.

    The Oakwood construction mortgage loan of $4,000,000 bears interest at prime plus 1.25%, payable monthly, with the principal balance due in its entirety at maturity in September 1996 and is secured by substantially all of Oakwood's assets. The loan is guaranteed by the Company.

    During 1995 the Company entered into an agreement with CHI to develop, construct and operate up to six additional assisted living facilities by 1998. The Company typically will have an approximately 20% ownership interest in each of the residences. Construction is expected to be funded by a combination of equity contributions and mortgages. As of December 31, 1995 construction had begun on two residences in Albuquerque, New Mexico and three other sites were under development.

    Under the agreement with CHI, the Company will receive development fees for each of the projects. In 1995 and for the three months ended March 31, 1995 and 1996, $363,000, $46,000 and $92,000, respectively, of such fees was earned and recorded as revenue. The Company will serve as manager for each of the residences and receive management fees upon commencement of operations.

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

7.  INVESTMENT IN JOINT VENTURES (CONTINUED)
    Summary financial information of joint ventures follows:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1994           1995
                                                                       -------------  -------------    MARCH 31,
                                                                                                         1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Current assets.......................................................  $     196,234  $     526,636  $     310,340
Property.............................................................      4,610,048      4,786,285      5,293,716
Other assets.........................................................        234,714         22,466         16,506
                                                                       -------------  -------------  -------------
Total assets.........................................................  $   5,040,996  $   5,335,387  $   5,620,562
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Current liabilities..................................................  $     568,857  $     626,587  $   1,090,316
Construction mortgage and other......................................      3,506,081      4,013,799      4,017,249
Convertible debenture to joint venture partner.......................        999,000             --             --
Joint venture equity.................................................        (32,942)       695,001        512,997
                                                                       -------------  -------------  -------------
Total liabilities and joint venture equity...........................  $   5,040,996  $   5,335,387  $   5,620,562
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Statements of Operations
Residence revenues...................................................  $     249,284  $   1,868,618  $     503,730
Operating expenses...................................................        180,612      1,333,203        330,709
Depreciation and amortization expense................................         39,395        281,684         42,555
Interest expense.....................................................         64,219        464,788         97,470
                                                                       -------------  -------------  -------------
    Total expenses...................................................        284,226      2,079,675        470,734
                                                                       -------------  -------------  -------------
Net income (loss)....................................................  $     (34,942) $    (211,057) $      32,996
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    During the first quarter of 1995, the joint venture changed the amortization period for pre-opening costs from three years to one. The effect of this change on the joint venture was to increase amortization expense by $132,877 in 1995 and to reduce amortization expense by $18,053 in the first quarter in 1996. The Company's equity in net earnings (loss) of unconsolidated entity reflects its 50% share of the effect of this change.

8.  COMMITMENTS
    The Company has commitments totaling approximately $3,378,000 at December 31, 1995 for various land purchase contracts and $3,600,000 for various construction contracts. A construction mortgage of $2,200,000 was secured subsequent to December 31, 1995 for one residence under construction at December 31, 1995. In conjunction with the agreement with CHI (see Note 7), the joint venture had land purchase commitments totaling approximately $2,183,000 at December 31, 1995.

9.  SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING


    The Company has filed a registration statement with the Securities and Exchange Commission for the sale of 2,350,000 of its authorized and unissued common shares. Immediately prior to the effective date of the registration statement, the shareholders of JMAC Properties, Inc. and Associates contributed the stock in their respective companies for stock in the Company. The shareholder of JMAC Properties, Inc. received 66 2/3% of the pre-offering outstanding common shares of the Company while the shareholders of Associates received the remaining 33 1/3% (a total of 4,350,000 shares).

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

9.  SUBSEQUENT EVENTS (CONTINUED)

Following the reorganization, JMAC Properties, Inc. and Associates became wholly-owned subsidiaries of the Company. As a result, the Company now owns 100% of the equity interests of Karrington Operating. The Company will serve as a holding company, and the Company's business will continue to be operated through Karrington Operating.


INCENTIVE STOCK PLAN

    The Company has adopted the 1996 Incentive Stock Plan (the "Plan"). The Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, and unrestricted common shares. The Plan also provides for the purchase of common shares through payroll deductions by employees of the Company who have satisfied certain eligibility requirements. The maximum number of shares available for issuance under the Plan is 550,000. No shares have been issued under the Plan.

    The Company has granted nonqualified options to acquire 169,000 common shares. These options will become effective the day following the effective date of the registration statement with an exercise price equal to the initial public offering price. The options have a ten-year term with 25% of the options vesting on each of the second through the fifth anniversaries of the date of grant. In addition, non-employee directors will receive, on the first business day after the effective date of the registration statement, grants of nonqualified options to purchase an aggregate of 54,000 common shares at an exercise price equal to the public offering price. These director options will become exercisable beginning six months after the date of grant with a ten-year term.

    The Company will account for grants under the Plan in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value-based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995. Therefore, the Company will provide these disclosures in the 1996 consolidated financial statements.

TAX STATUS

    As a partnership, Karrington Operating recorded no provision for income taxes. Partnership income and losses are allocated to JMAC Properties, Inc. and Associates for inclusion in their respective income tax returns. As a result of the reorganization (described above), the Company will apply the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes will be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities, principally, depreciable property and certain capitalized development costs. A tax provision and a net deferred income tax liability of approximately $1,100,000 would have been recorded at March 31, 1996 had the reorganization occurred at that date.

10. PRO FORMA INFORMATION (UNAUDITED)

PRO FORMA BALANCE SHEET INFORMATION

    The pro forma balance sheet at March 31, 1996 reflects the effects of the reorganization transaction (see Note 9) as if it had occurred at that date. JMAC Properties, Inc. and Associates are not

                            KARRINGTON HEALTH, INC.
                                 AND AFFILIATES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
            THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1995 AND 1996

10. PRO FORMA INFORMATION (UNAUDITED) (CONTINUED)

operating entities but exist solely to hold their respective partnership interests in Karrington Operating. Therefore, the consolidated assets and liabilities of Karrington Health, Inc. subsequent to the reorganization consist solely of the assets and liabilities of Karrington Operating. As a reorganization, there will be no change in the basis of the assets and liabilities of Karrington Operating.


    The pro forma balance sheet reflects the following adjustments:

        Recognition of a $1,100,000 deferred tax liability (see Note 9).


        The elimination of partners' equity in Karrington Operating Company that occurred upon consolidation into Karrington Health, Inc. Karrington
       Health, Inc. has recognized the equity acquired as a result of the reorganization as common shares.


PRO FORMA STATEMENTS OF OPERATIONS INFORMATION

    The pro forma net loss per share is based on the number of shares of common stock outstanding following the reorganization.

    The following photographs appear on the inside back cover of the Prospectus:
(i) a photograph of the Karrington of Oakwood residence over the caption "Karrington of Oakwood Catholic Health Initiatives Project Dayton, Ohio"; (ii) a resident with a young adult over the caption "Intergenerational Activities";
(iii) the grand foyer of a Karrington residence with a similar caption and (iv) a resident suite of a Karrington residence with a similar caption.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY
UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------
                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
History and Reorganization.....................         10
Use of Proceeds................................         11
Dividend Policy................................         11
Capitalization.................................         12
Dilution.......................................         13
Selected Consolidated Financial Data...........         14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         15
Business.......................................         20
Management.....................................         30
Certain Transactions...........................         38
Principal and Selling Shareholders.............         39
Description of Capital Stock...................         40
Shares Eligible for Future Sale................         43
Underwriting...................................         44
Legal Matters..................................         45
Change in Accountants..........................         45
Experts........................................         45
Additional Information.........................         46
Index to Consolidated Financial Statements.....        F-1

                            ------------------------
UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 SHARES

                            KARRINGTON HEALTH, INC.

                                 COMMON SHARES

                             ---------------------

                                   PROSPECTUS

                                        , 1996

                             ---------------------

                               SMITH BARNEY INC.
                              J.C. BRADFORD & CO.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq National Market listing fee) fees and expenses payable by the Company in connection with the distribution of the Common Shares:

Securities and Exchange Commission registration fee......................  $  20,225
National Association of Securities Dealers, Inc. filing fee..............      6,365
Nasdaq National Market listing fee.......................................     34,250
Printing and engraving costs.............................................    100,000
Legal fees and expenses..................................................    215,000
Accountants' fees and expenses...........................................    175,000
Blue sky qualification fees and expenses.................................     42,000
Transfer agent fees......................................................      2,500
Miscellaneous............................................................      4,660
                                                                           ---------
    Total................................................................  $ 600,000
                                                                           ---------
                                                                           ---------

- ------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division   (E)  of  Section  1701.13  of   the  Ohio  Revised  Code  governs
indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders; or

           (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

    Any  determination  made  by  the  disinterested  directors  under  division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

               (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Section 5.01 of the Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

            SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    Reference is also made to Section 9 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying directors and officers of the Company against certain liabilities.

    In addition, the Registrant has purchased insurance coverage under policies issued by National Union Fire Insurance Co. (AIG), which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Registrant was organized in April, 1996, to facilitate this offering and to become the successor to Karrington Operating Company upon the consummation of the Reorganization Transactions described in the Prospectus. JMAC has entered into a Reorganization Agreement with Registrant dated May 8, 1996, pursuant to which it has agreed to acquire 2,900,000 Common Shares of the Company in exchange for all of its shares of JMAC Properties. Each of Richard R. Slager, Alan B. Satterwhite and Gregory M. Barrows have also entered into the Reorganization Agreement, and they have agreed to acquire 717,750, 717,750 and 14,500, respectively, Common Shares of Registrant in exchange for their shares of DMA. The Reorganization Agreement was entered into, and the shares subject to the Agreements will be issued, without registration under the Securities Act of 1933 in reliance upon the exemption provided by Section 4(2) of that Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:


 1.1+      Form of Underwriting Agreement
 3.1+      Form of Amended Articles of Incorporation of the Company
 3.2+      Form of Code of Regulations of the Company
 5.1+      Opinion of Vorys, Sater, Seymour and Pease
10.1+      1996 Incentive Stock Plan
10.2+      Loan Agreement between the Company and JMAC dated December 29, 1995
10.3+      Restated Third Amendment to Partnership Agreement dated January 1, 1995, by and between JMAC Properties and DMA
10.4+      Registration Rights Agreement dated May 8, 1996, by and among the Company and the
            Investors (as defined therein)
10.5+      Reorganization Agreement dated May 8, 1996, by and among the Company and the
            Investors (as defined therein)
10.6+      Letter of intent dated April 29, 1996, by and between the Company and Sisters of
            Charity Health Care Systems, Inc.
16.1+      Letter re change in certifying accountant
21.1+      List of Subsidiaries
23.1       Consent of Ernst & Young LLP
23.2+      Consent of Deloitte & Touche LLP
23.3+      Consent of Vorys, Sater, Seymour and Pease (included in Exhibit 5.1)
23.4+      Consent of Bernadine P. Healy, director nominee
23.5+      Consent of David H. Hoag, director nominee
23.6+      Consent of John H. McConnell, director nominee
23.7+      Consent of Charles H. McCreary, director nominee
23.8+      Consent of James V. Pickett, director nominee
23.9+      Consent of Harold A. Poling, director nominee
23.10+     Consent of Robert D. Walter, director nominee
24.1+      Powers of Attorney
27.1       Financial Data Schedule


- ------------------------

+   Previously filed.


    (B) FINANCIAL STATEMENT SCHEDULES:

    Schedules not listed have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) The undersigned hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 18, 1996.


                                          KARRINGTON HEALTH, INC.

                                          By:     /S/  RICHARD R. SLAGER
                                             -----------------------------------
                                             Richard R. Slager
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND
                                             CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                          TITLE                             DATE
- -----------------------------------------------  -----------------------------------------------  ----------------
               /S/  RICHARD R. SLAGER            Chairman of the Board, President and Chief
     ------------------------------------         Executive Officer (PRINCIPAL EXECUTIVE
               Richard R. Slager                  OFFICER)                                           July 18, 1996

            /S/  ALAN B. SATTERWHITE*            Director, Chief Operating Officer and Chief
     ------------------------------------         Financial Officer (PRINCIPAL FINANCIAL AND
              Alan B. Satterwhite                 ACCOUNTING OFFICER)                                July 18, 1996

                /S/ JOHN S. CHRISTIE*            Director
     ------------------------------------
               John S. Christie                                                                      July 18, 1996

              /S/  MICHAEL H. THOMAS*            Director
     ------------------------------------
               Michael H. Thomas                                                                     July 18, 1996

         *By:   /S/  RICHARD R. SLAGER
        ------------------------------
               Richard R. Slager
              (ATTORNEY-IN-FACT)

                               INDEX OF EXHIBITS


 EXHIBIT
   NO.                                                   DESCRIPTION
- ---------  -------------------------------------------------------------------------------------------------------

 1.1+      Form of Underwriting Agreement
 3.1+      Form of Amended Articles of Incorporation of the Company
 3.2+      Form of Code of Regulations of the Company
 5.1+      Opinion of Vorys, Sater, Seymour and Pease
10.1+      1996 Incentive Stock Plan
10.2+      Loan Agreement between the Company and JMAC dated December 29, 1995
10.3+      Restated Third Amendment to Partnership Agreement dated January 1, 1995, by and between JMAC Properties and DMA
10.4+      Registration Rights Agreement dated May 8, 1996, by and among the Company and the Investors (as defined therein)
10.5+      Reorganization Agreement dated May 8, 1996, by and among the Company and the Investors (as defined therein)
10.6+      Letter of Intent dated April 29, 1996, by and between the Company and Sisters of Charity Health Care
            Systems, Inc.
16.1+      Letter re change in certifying accountant
21.1+      List of Subsidiaries
23.1       Consent of Ernst & Young LLP
23.2+      Consent of Deloitte & Touche LLP
23.3+      Consent of Vorys, Sater, Seymour and Pease (included in Exhibit 5.1)
23.4+      Consent of Bernadine P. Healy, director nominee
23.5+      Consent of David H. Hoag, director nominee
23.6+      Consent of John H. McConnell, director nominee
23.7+      Consent of Charles H. McCreary, director nominee
23.8+      Consent of James V. Pickett, director nominee
23.9+      Consent of Harold A. Poling, director nominee
23.10+     Consent of Robert D. Walter, director nominee
24.1+      Powers of Attorney
27.1       Financial Data Schedule


- ------------------------

+   Previously filed.